Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

INHIBRX, INC.,

IBEX SPINCO, INC.,

AND,

SOLELY WITH RESPECT TO SECTION 2.7(b), SECTION 2.10, SECTION 3.3, SECTION 4.2, SECTION 4.3, SECTION 4.7, SECTION 5.1, SECTION 6.6(i), SECTION 8.3, SECTION 8.6, SECTION 8.7, AND SECTION 8.8,

AVENTIS INC.

Dated as of January 22, 2024

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

i

EXHIBITS AND SCHEDULES

Exhibit A	Transition Services Agreement
Exhibit B	SpinCo Bylaws

Schedule A	RemainCo Assets
Schedule B	SpinCo Employees
Schedule C	SpinCo Liabilities
Schedule D	Transferred Plans
Schedule E	ClinOps Employees
Schedule F	Steps Plan
Schedule G	SpinCo Accounts
Schedule H	SpinCo Assets
Schedule I	Novation Contracts
Schedule J	Commingled Contracts
Schedule K	RemainCo Liabilities
Schedule L	Employment Arrangements
Schedule M	Retention Program

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of January 22, 2024, is entered into by and among Inhibrx, Inc., a Delaware corporation (together with its successor entities, the “Company”), Ibex SpinCo, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“SpinCo” and, together with the Company, the “Parties” and each a “Party”), and, solely with respect to Section 2.7(b), Section 2.10, Section 3.3, Section 4.2, Section 4.3, Section 4.7, Section 5.1, Section 6.6(i), Section 8.3, Section 8.6, Section 8.7 and Section 8.8, Aventis Inc., a Pennsylvania corporation (“Parent”).

RECITALS

WHEREAS, the Company, Parent and Art Acquisition Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of January 22, 2024 (the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of Parent;

WHEREAS, it is a condition to the Merger that, immediately prior to the Effective Time, the Company distribute to the Company’s stockholders as of the Distribution Record Date the Released Equity Interests, on a pro rata basis in accordance with their ownership interests in the Company, in accordance with the terms and conditions of this Agreement and subject to compliance with applicable Law (such distribution, the “Distribution”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that it is in the best interests of the Company and its stockholders to separate certain businesses, product candidates and corporate infrastructure of the Company, such that at the time of the Distribution, (i) the Company will own and conduct the 101 Business and (ii) SpinCo will own and conduct the SpinCo Business;

WHEREAS, the Company Board of Directors has authorized the Distribution of shares of common stock of SpinCo (the “SpinCo Common Stock”) representing the Released Equity Interests to the holders of the Company’s issued and outstanding common stock, par value $0.0001 per share (“Company Common Stock”), as of the Distribution Record Date, at the ratio of one (1) share of SpinCo Common Stock for every four (4) shares of Company Common Stock;

WHEREAS, the Company has agreed to deliver warrants of SpinCo (the “SpinCo Warrants”) and shares of SpinCo Common Stock to the holders of the Company Warrants, in each case, to the extent required under the terms of the Company Warrants;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution shall be a taxable distribution by the Company to its stockholders in respect of their stock governed by Section 311(b) of the Code and shall not be governed by Section 355 of the Code (the “Intended Tax Treatment”);

WHEREAS, prior to the Distribution, the Company shall, on the terms and subject to the conditions set forth in this Agreement, consummate (or cause to be consummated) the restructuring transactions in accordance with the structure and steps set forth in Schedule F up to, but not including, the Distribution (which Schedule may be amended, supplemented or otherwise modified as agreed in writing by SpinCo and Parent) and recapitalize SpinCo, which will result in (A) the Company and/or one or more of its Subsidiaries, collectively, owning all of the RemainCo Assets and assuming (or retaining) all of the RemainCo Liabilities, (B) SpinCo and/or one or more of its Subsidiaries, collectively, owning all of the SpinCo Assets and assuming (or retaining) all of the SpinCo Liabilities, and (C) all actions contemplated by Article II to be performed by their terms prior to the Distribution having been completed (the “Pre-Closing Reorganization”);

WHEREAS, following the Distribution but prior to the Effective Time, SpinCo shall issue authorized shares of SpinCo Common Stock and SpinCo Warrants, in each case as required to satisfy the Company’s obligations pursuant to the Company Warrants; and

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1          General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“101 Business” means all businesses, operations, activities, physical assets (including materials, analytical standard, inventory and cell banks) and intangible assets (such as Intellectual Property, including all Trade Secrets, Know-How and other confidential or proprietary information) of the Company and its Subsidiaries (including SpinCo and its Subsidiaries), whether or not such businesses, operations, activities, or physical and intangible assets are or have been terminated, divested or discontinued, in each case, as conducted at any time prior to the Distribution Effective Time and contemplated to be conducted within the indications of alpha-1 antitrypsin deficiency (AATD) or Graft vs. Host Disease (GvHD) and that primarily or exclusively relate to or are necessary for the Company and its Subsidiaries’ research, development, manufacture and commercialization or other exploitation of INBRX-101 (including, for clarity, the research program that generated INBRX-101).

“Accounting Expert” has the meaning set forth in Section 5.8(b).

“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for avoidance of doubt, after the time of the Distribution, none of Parent, the Company or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group.

“Agent” has the meaning set forth in Section 3.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Assets” means all right, title and ownership interests in and to all assets, properties, claims, information generated for the Business, Intellectual Property, Contracts and rights (including goodwill) wherever located (including in the possession of vendors or other Third Parties or elsewhere on behalf of the Person), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Assignee” has the meaning set forth in Section 8.6(a).

“Benefit Plan” has the meaning set forth in the Merger Agreement.

“Business” means the 101 Business or the SpinCo Business, as applicable.

“business day” has the meaning given to such term in the Merger Agreement.

“Claim Notice” has the meaning set forth in Section 5.4(a).

“ClinOps Employees” means the employees, contractors, and other service providers set forth on Schedule E.

“ClinOps Employee Transaction Liabilities” means those Liabilities for the compensation (including severance) of the ClinOps Employees expressly assumed by RemainCo under the Transition Services Agreement.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Company Debt” means the payoff amount set forth in the payoff letter for the Loan and Security Agreement to be provided pursuant to the terms of Section 5.8 of the Merger Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commingled Contract” means any Contract to which any member of the SpinCo Group or RemainCo Group is a party and relates to both (a) the SpinCo Business and (b) the 101 Business, including the Contracts set forth on Schedule J.

“Company” has the meaning set forth in the Preamble.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Controlled Claim” has the meaning set forth in Section 5.7(b).

“Company Indemnified Taxes” shall mean, without duplication, (i) any and all Taxes arising in respect of (x) the SpinCo Indemnifiable Pre-Closing Reorganization Steps or (y) the Distribution; (ii) any Transfer Taxes allocated to the Company under Section 5.6(c); and (iii) any Taxes of the Company or the consolidated group or other similar group filing a Consolidated Return of which the Company is or was the common parent for the Pre-Distribution Tax Period that are not SpinCo Indemnified Taxes.

“Company Option” has the meaning given to such term in the Merger Agreement.

“Company Prepared Returns” has the meaning set forth in Section 5.6(c).

“Company Warrant” has the meaning given to such term in the Merger Agreement.

“Confidential Information” means all non-public, confidential or proprietary information concerning a Party and/or its Subsidiaries or with respect to the Company, the 101 Business, any RemainCo Assets or any RemainCo Liabilities, or with respect to SpinCo, the SpinCo Business, any SpinCo Assets or any SpinCo Liabilities, as well as all Personal Information and all Protected Health Information, which, prior to or following the Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 6.1 or 6.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Confidential Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from sources other than the disclosing Party or its Subsidiaries not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the time of the Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.

“Confidentiality Agreement” has the meaning given to such term in the Merger Agreement.

“Consent” has the meaning given to such term in the Merger Agreement.

“Consolidated Return” has the meaning set forth in Section 5.6(g).

“Contract” has the meaning given to such term in the Merger Agreement.

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, Consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Distribution and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Distribution, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or assumption of Liabilities between members of two Groups, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or assumption, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law) including to record or register transfer of title in each applicable jurisdiction, which shall be on an “as is,” “where is,” and “with all faults” basis.

“Current Employee” means, with respect to a Person, any individual who is actively employed by such Person or on a short-term leave of absence (including maternity, paternity, family, sick or short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leave but excluding, for the avoidance of doubt, any individual who is on a long-term leave of absence pursuant to a long-term disability Benefit Plan).

“Data Room” has the meaning given to such term in the Merger Agreement.

“Delayed Asset” has the meaning set forth in Section 2.6(b).

“Delayed Liability” has the meaning set forth in Section 2.6(b).

“Designated Person” has the meaning set forth in Section 6.6(i).

“Discharge” has the meaning set forth in Section 4.6(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the day on which the Distribution is effected.

“Distribution Effective Time” means the time, on the Distribution Date, that the Company effects the Distribution.

“Distribution Record Date” means such date as may be determined by the Company Board of Directors or a committee of the Company Board of Directors, as the record date for the Distribution.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Environmental Laws” has the meaning given to such term in the Merger Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” has the meaning set forth in Section 2.10.

“Escrow Agent” has the meaning set forth in Section 2.10.

“Escrow Agreement” has the meaning set forth in Section 2.10.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Representation” has the meaning set forth in Section 6.6(i).

“Expenses Cap” has the meaning set forth in the definition of “RemainCo Liabilities”.

“Final Determination” has the meaning set forth in Section 5.6(d)(iii).

“Governmental Authority” has the meaning given to such term in the Merger Agreement.

“Group” means the RemainCo Group or the SpinCo Group, as applicable.

“Guaranteed Obligations” has the meaning set forth in Section 8.7(a).

“Hazardous Materials” has the meaning given to such term in the Merger Agreement.

“INBRX-101” means (i) the Company’s precisely engineered recombinant human AAT-Fc fusion protein therapeutic candidate known as INBRX-101, as such candidate exists as of the Distribution Effective Time, and (ii) any compound that is useful in the treatment of AATD, including any serpin polypeptides (e.g., alpha-1 antitrypsin (AAT) polypeptides), fusion proteins including serpin polypeptides, INBRX-101 (having the amino acid sequence in Appendix 1), and any derivatives, modifications, homologs, improvements thereof, and back-up compounds or other compounds screened as part of the research program that generated INBRX-101, in the case of each of clauses (i) and (ii), owned or controlled by the Company as of the Distribution Effective Time.

“Incentive Plan” has the meaning given to such term in the Merger Agreement.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Information Statement” means the Information Statement filed with the SEC as an exhibit to the Spin-Off Registration Statement and made available to the holders of Company Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property” has the meaning given to such term in the Merger Agreement.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IT System” has the meaning given to such term in the Merger Agreement.

“Know-How” has the meaning given to such term in the Merger Agreement.

“Law” has the meaning given to such term in the Merger Agreement.

“Liability” or “Liabilities” means any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Liable Party” has the meaning set forth in Section 2.8(b).

“Licensed Names and Marks” means the name “Inhibrx” or any derivative or variation thereof, and any Trademarks associated with such name.

“Lien” has the meaning given to such term in the Merger Agreement.

“Linked” has the meaning set forth in Section 2.11(a).

“Losses” means all losses, damages, claims, demands, payments, penalties, judgments or settlements, including all reasonable costs and expenses (including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable and documented costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) relating thereto, suffered by an Indemnified Party; provided, that, Losses shall not include any special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (i) awarded by a court of competent jurisdiction in connection with a Third Party Claim and/or (ii) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market.

“New RemainCo Subsidiary” has the meaning set forth in the definition of “RemainCo Group.”

“Objection Notice” has the meaning set forth in Section 5.8(b).

“Other Party” has the meaning set forth in Section 2.8(a).

“Parent” has the meaning set forth in the Preamble.

“Parties” and “Party” have the meaning set forth in the Preamble.

“Permitted Lien” has the meaning given to such term in the Merger Agreement.

“Person” has the meaning given to such term in the Merger Agreement.

“Personal Information” has the meaning given to such term in the Merger Agreement.

“Post-Closing Matter” has the meaning set forth in Section 6.6(i).

“Post-Closing Representation” has the meaning set forth in Section 6.6(i).

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Distribution Tax Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Tax Period that ends on the Distribution Date.

“Prior Company Counsel” has the meaning set forth in Section 6.6(i)

“Privacy Obligations” has the meaning given to such term in the Merger agreement.

“Private Placement Warrants” has the meaning set forth in the Merger Agreement.

“Privileged Information” means all information subject to the privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine.

“Proceeding” has the meaning given to such term in the Merger Agreement.

“Process” or “Processing” has the meaning given to such terms in the Merger Agreement.

“Protected Health Information” has the meaning given to such term in the Merger Agreement.

“Realized Tax Benefit” has the meaning set forth in Section 5.8(c).

“Records” has the meaning set forth in Section 6.1(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority, social media platform, or Internet domain name registrar.

“Released Equity Interests” has the meaning set forth in the Merger Agreement.

“RemainCo” means the Company after the Distribution Effective Time and consummation of the Merger.

“RemainCo Accounts” has the meaning set forth in Section 2.11(a).

“RemainCo Assets” means any and all right, title and interest in and to any Assets primarily related to, or necessary for the conduct of, the 101 Business, and including the following Assets: (i) all Registered Intellectual Property applications, registrations and issuances (including, as applicable, the common law rights and goodwill associated therewith, and including the Registered Intellectual Property set forth on Schedule A-1, and including any patent or patent application, whether or not in force, in any country or jurisdiction worldwide that claims priority to or is related to any patent or patent application on Schedule A-1) and all other Intellectual Property (other than the Licensed Names and Marks) primarily related to, or necessary for the conduct of, as between the 101 Business and the SpinCo Business, the 101 Business (the “RemainCo Intellectual Property”); (ii) all interests in the capital stock of, or any other equity interests in, the members of the RemainCo Group; (iii) all IT Systems primarily related to, or necessary for the conduct of, the 101 Business as of the Distribution Effective Time, taking into account the services to be provided under the Transition Services Agreement; (iv) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Authority that primarily relate to, or are used primarily in, or are necessary for the conduct of, the 101 Business (“RemainCo Permits”); (v) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts primarily related to the 101 Business; (vi) all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies primarily related to, or necessary for the conduct of, the 101 Business; (vii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents, including any and all Trade Secrets, Know-How, and any other confidential or proprietary information, in each case, to the extent primarily related to, or necessary for the conduct of, the 101 Business; (vii) any Contracts (A) primarily related to, or necessary for the conduct of, the 101 Business, including the Contracts set forth on Schedule A-2(a) but excluding any Contracts relating to Software or IT Systems and (B) the Commingled Contracts (including the Commingled Contracts set forth on Schedule A-2(b)), and, in each case, all rights and obligations and other Liabilities (whether accrued or contingent) arising under any such Contracts, other than any such rights, obligations and other Liabilities primarily related to the SpinCo Business; (ix) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution primarily related to, or necessary for the conduct of, the 101 Business, including the insurance policies set forth on Schedule A-3; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the RemainCo Group or the SpinCo Group; (x) any other Assets (other than Registered Intellectual Property) that are owned, leased or licensed, at the Distribution Effective Time, or were owned, leased or licensed since the date of initiation of the first IND-enabling study for INBRX-101, by the Company or any of its Subsidiaries (including RemainCo or any member of the RemainCo Group) that are primarily related to, or necessary for the conduct of, the 101 Business and (xi) any goodwill related to the 101 Business; provided, however, that the RemainCo Assets will exclude (A) all bank or brokerage accounts to which a member of the SpinCo Group acts as legal custodian, including the accounts listed on Schedule G, and any cash or cash equivalents of SpinCo and its Subsidiaries contained therein as of the Distribution Effective Time other than one banking account to be designated by the Company; (B) all Assets that are acquired or otherwise become an Asset of the SpinCo Group after the Distribution Effective Time; and (C) the Licensed Names and Marks, and all common law rights and goodwill associated therewith.

“RemainCo Group” means the Company (or, after effectiveness of the Distribution, RemainCo), each Person (other than any member of the SpinCo Group) that is a Subsidiary of the Company immediately after the Distribution and each Person that becomes a Subsidiary of the Company following the date of this Agreement but prior to the Distribution that SpinCo and Parent mutually agree is a member of the RemainCo Group (a “New RemainCo Subsidiary”).

“RemainCo Indemnitees” means: (i) the Company and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing, except in the case of clauses (i) and (ii), the SpinCo Indemnitees.

“RemainCo Liabilities” means all Liabilities to the extent arising out of or resulting from: (i) any RemainCo Assets (other than Liabilities arising under (x) the SpinCo Shared Contracts or (y) any Commingled Contracts, in each case, to the extent such Liabilities relate to the SpinCo Business); (ii) the ownership or operation of the 101 Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Effective Time, including any product liability claims arising out of INBRX-101 and all Proceedings that are not SpinCo Liabilities; (iii) the ownership or operation of any business conducted by the Company or any member of the RemainCo Group at any time after the Distribution Effective Time; (iv) any transaction expenses incurred by the Company or any of its Subsidiaries in connection with the Merger Agreement (other than Liabilities pursuant to any transaction, retention or sale bonus or award, tax gross-up or make whole payment, or similar compensatory plan for or agreement entered into with Current Employees) (collectively, together with any expenses allocated to RemainCo pursuant to Section 8.2, “Transaction Expenses”), subject to an aggregate cap of $68,000,000 (the “Expenses Cap”), whether paid on, prior to or after the Distribution Date; (v) any Liabilities allocated to the Company or any member of the RemainCo Group pursuant to Section 4.5; (vi) the payment of the amounts under the Retention Program; and (vii) Liabilities pursuant to any agreements or obligations of Parent, or following the Closing, any member of the RemainCo Group, under this Agreement, the Merger Agreement or the Transition Services Agreement, including the Liabilities set forth on Schedule K. For the avoidance of doubt, the RemainCo Liabilities shall not include: (A) the Liabilities that are expressly contemplated by this Agreement (or the Schedules hereto) as SpinCo Liabilities; (B) any agreements or obligations of any member of the SpinCo Group under this Agreement, the Merger Agreement or the Transition Services Agreement; (C) Liabilities arising under applicable Law as the result of or in relation to the operation or condition of any SpinCo Asset, including the SpinCo Real Property prior to, on or after the Distribution Effective Time; (D) Liabilities arising from the violation, prior to, on or after the Distribution Effective Time, of any SpinCo Permits issued under Environmental Law; or (E) any Liability arising out of or resulting from the storage, disposal, generation, shipment or other management of Hazardous Materials on, at, under or from the SpinCo Real Property or otherwise in connection with the 101 Business prior to the Distribution Effective Time. For the avoidance of doubt, any liabilities with respect to Taxes shall be governed by Section 5.6.

“RemainCo Permits” shall have the meaning given to such term in the definition of “RemainCo Assets.”

“RemainCo Shared IP” means the Trade Secrets, Know-How, and other proprietary information included in the RemainCo Assets that are (a) owned or otherwise licensable by the Company or the RemainCo Group as of the date of this Agreement and (b) which are necessary for the conduct of or used in, held for use in, intended for use with, or otherwise useful for the exploitation of, the SpinCo Business as of the date of this Agreement and any natural extensions or evolutions thereof.

“Representative” has the meaning given to such term in the Merger Agreement.

“Retention Program” means the program set forth on Schedule M.

“SEC” means the United States Securities and Exchange Commission.

“Section 336(e) Election” has the meaning set forth in Section 5.8(a).

“Section 336(e) Election Statement” has the meaning set forth in Section 5.8(a).

“Section 336(e) Written Binding Agreement” has the meaning set forth in Section 5.8(a).

“Shared IP” means the RemainCo Shared IP and the SpinCo Shared IP, as applicable.

“Signing Company Debt” means $222,000,000.

“Software” has the meaning given to such term in the Merger Agreement.

“Spin-Off Registration Statement” means any registration statement to be submitted and/or filed with the SEC to effect the registration of the SpinCo Common Stock pursuant to the Exchange Act, including any amendment or supplement thereto, information statement or prospectus, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Accounts” has the meaning set forth in Section 2.11(a).

“SpinCo Assets” means collectively (a) the “Inhibrx” name and mark and any goodwill and common law rights thereto, and (b) any and all right, title and interest in and to, immediately prior to the Distribution Effective Time, any and all Assets owned, leased or licensed by the Company or any of its Subsidiaries (including RemainCo or any member of the RemainCo Group) that, in the case of this clause (b), primarily relate to, as between the 101 Business and the SpinCo Business, the SpinCo Business, including the following Assets: (i) all Intellectual Property primarily related to the SpinCo Business, including all such Intellectual Property applications, registrations and issuances, and all such Intellectual Property documentation relating to any of the foregoing (for the avoidance of doubt, not including any RemainCo Intellectual Property), including the registered Intellectual Property set forth in Schedule H-1 and all Software and IT Systems primarily related to the SpinCo Business; (ii) all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group set forth on Schedule H-2, and each Person that becomes a Subsidiary of the Company following the date of this Agreement but prior to the Distribution that SpinCo and Parent mutually agree is a member of the SpinCo Group; (iii) all real property leases of the Company or any of its Subsidiaries (the “SpinCo Real Property”), including the real property lease set forth on Schedule H-3; (iv) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment (including all laboratory equipment and related materials), furniture, office equipment, special and general tools, test devices, prototypes and models and other tangible personal property located at any SpinCo Real Property; (v) all licenses, permits, registrations, approvals and authorizations that primarily relate, as between the 101 Business and the SpinCo Business, to the SpinCo Business, including all permits issued by the FDA and comparable Governmental Authorities primarily relating to the SpinCo Business (and for the avoidance of doubt, not including any RemainCo Permits) (“SpinCo Permits”); (vi) all vehicles owned or leased by the Company or any of its Subsidiaries; (vii) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts primarily related to or arising out of the SpinCo Business; (viii) all inventories of products, goods, materials, parts, raw materials and supplies primarily related to the SpinCo Business; (ix) all Transferred Plans; (x) all rights in connection with and Assets funding any obligation under each Transferred Plan; (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents, including any and all Trade Secrets, Know-How, and any other confidential or proprietary information, that, in each case, is primarily related to the SpinCo Business; (xii) the Contracts set forth on Schedule H-4(A), being those Contracts that primarily relate to the SpinCo Business, together with any rights or claims (whether accrued or contingent) arising under such Contracts and, to the extent related to the SpinCo Assets and the SpinCo Business, the rights and obligations and other Liabilities (whether accrued or contingent) arising under the Commingled Contracts set forth on Schedule H-4(B) (the “SpinCo Shared Contracts”); (xiii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution primarily related to, or related to claims primarily arising out of, the SpinCo Business, including the insurance policies set forth on Schedule H-5; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (xiv) any goodwill primarily related to the SpinCo Business; and (xv) any other Assets that are owned, leased or licensed, at or prior to the Distribution Effective Time, by the Company or any of its Subsidiaries (including RemainCo or any member of the RemainCo Group), that are primarily related to the SpinCo Business; provided, however, that the SpinCo Assets will exclude (A) for the avoidance of doubt, the RemainCo Assets; (B) all bank or brokerage accounts to which a member of the RemainCo Group acts as legal custodian as of the Distribution Effective Time; and (C) all Assets that are acquired or otherwise become an Asset of the RemainCo Group after the Distribution Effective Time.

“SpinCo Business” means the business, operations and activities of the Company and its Subsidiaries (including SpinCo and its Subsidiaries), as conducted at any time prior to the Distribution Effective Time, that is not the 101 Business.

“SpinCo Bylaws” has the meaning set forth in the Section 3.3.

“SpinCo Certification” has the meaning set forth in Section 5.8(c).

“SpinCo Common Stock” has the meaning set forth in the Recitals.

“SpinCo Controlled Claims” has the meaning set forth in Section 5.7(c).

“SpinCo Employees” means (i) the Current Employees of the Company or any of its Affiliates (including the SpinCo Group) listed on Schedule B, as such Schedule may be updated (A) by the Company to reflect terminations of employment in accordance with the Merger Agreement, and (B) as otherwise reasonably agreed to after good faith discussion by the Parties, (ii) any employees of the Company or any of its Affiliates (including the SpinCo Group) who are on a long-term leave of absence pursuant to a long-term disability Benefit Plan, (iii) all current and former contractors or other service providers of the Company or any of its Affiliates (including the SpinCo Group) who primarily provide, or primarily provided, services to the SpinCo Business, (iv) all former employees of the Company or any of its Affiliates (including the SpinCo Group) who, prior to their termination, primarily provided services to the SpinCo Business, and (v) all other current and former contractors or other service providers or employees of the Company or any of its Affiliates who do not otherwise meet the descriptions set forth in clauses (i), (ii), (iii) or (iv) of this definition of “SpinCo Employees.”

“SpinCo Funding” means an amount of cash equal to the remainder of (x) $200,000,000, minus (y) the sum of the amount of marketable securities, cash and cash equivalents contained in any SpinCo Accounts as of the close of business on the day prior to the Distribution Effective Time, minus (z) the amount, if any, by which the Closing Company Debt exceeds the Signing Company Debt.

“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo as of the Distribution Effective Time (but after giving effect to the Pre-Closing Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Distribution Effective Time.

“SpinCo Indemnifiable Pre-Closing Reorganization Steps” are the steps undertaken by the Company, SpinCo and its Affiliates pursuant to (i) the Pre-Closing Reorganization and (ii) Section 2.1, Section 2.2, Section 2.4 and Section 2.5.

“SpinCo Indemnified Taxes” shall mean any (a) Transfer Taxes allocated to SpinCo under Section 5.6(c); and (b) U.S. federal, state, local and non-U.S. income Tax liability for any Pre-Distribution Tax Period, other than Taxes described in clauses (i)(x) and (y) and (ii) of the definition of Company Indemnified Taxes, to the extent related to the SpinCo Assets, as determined by the Parties on a pro forma SpinCo Group consolidated return prepared (i) assuming the members of the SpinCo Group were not included in the RemainCo Group, (ii) including only Tax Items relating to the SpinCo Assets in the relevant Tax Return of the RemainCo Group for the applicable tax period; (iii) except as provided herein, following the past practices of the Company in applying all applicable elections, accounting methods and conventions for the applicable taxable period; (iv) applying the highest applicable statutory marginal corporate U.S. federal, state, local and non-U.S. income Tax rate in effect for such taxable period; and (v) only taking into account actual cash Taxes payable by RemainCo attributable to taxable income generated outside of, or unrelated to, the 101 Business and not attributable to the SpinCo Indemnifiable Pre-Closing Reorganization Steps or the Distribution; provided, further, that for purposes of clause (b)(v) of this definition, actual cash Taxes shall not include any Taxes to the extent attributable to a Tax Asset (without duplication) that is subsequently disallowed or determined to be unavailable.

“SpinCo Indemnitees” means: (i) SpinCo and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing. For the avoidance of doubt, the term SpinCo Indemnitees shall not include stockholders of SpinCo in their capacity as stockholders thereof.

“SpinCo Liabilities” means all Liabilities, immediately prior to the Distribution Effective Time of the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), without duplication and in each case, not expressly allocated to or retained by RemainCo or any member of the RemainCo Group pursuant to this Agreement, including Liabilities arising out of or resulting from: (i) any SpinCo Assets (including any Liabilities under Commingled Contracts to the extent relating to, arising out of or resulting from the SpinCo Business); (ii) the ownership or operation of the SpinCo Business, as conducted at any time prior to, on or after the Distribution Date, including the Proceedings set forth on Schedule C; (iii) the Transferred Plans; (iv) the employment or engagement of SpinCo Employees (including employment Taxes), whether arising on, prior to or following the Effective Time (other than with respect to any ClinOps Employee Transaction Liabilities); (v) any Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.5; (vi) any Transaction Expenses in excess of the Expenses Cap; and (vii) Liabilities pursuant to any agreements or obligations of any member of the SpinCo Group under this Agreement, the Merger Agreement or the Transition Services Agreement. For the avoidance of doubt, the SpinCo Liabilities shall not include: (A) the Liabilities that are expressly contemplated by this Agreement (or the Schedules hereto) as RemainCo Liabilities; (B) any agreements or obligations of any member of Parent or the RemainCo Group under this Agreement, the Merger Agreement or the Transition Services Agreement; (C) Liabilities arising under applicable Law as the result of or in relation to the operation or condition of any RemainCo Asset prior to, on or after the Distribution Effective Time (unless otherwise provided by this Agreement); or (D) Liabilities arising from the violation, prior to, on or after the Distribution Effective Time, of any RemainCo Permits issued under Environmental Law. For the avoidance of doubt, any liabilities with respect to Taxes (other than employment Taxes relating to the SpinCo Employees as contemplated by clause (iv) above) shall be governed by Section 5.6.

“SpinCo Permits” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Prepared Returns” has the meaning set forth in Section 5.6(d)(ii).

“SpinCo Real Property” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Shared Contracts” has the meaning set forth in the definition of “SpinCo Assets”.

“SpinCo Shared IP” means the Trade Secrets, Know-How, and other proprietary information included in the SpinCo Assets that are (a) owned or otherwise licensable by SpinCo or the SpinCo Group as of the date of this Agreement and (b) which are necessary for the conduct of or used in, held for use in, intended for use with, or otherwise useful for the exploitation of, the 101 Business as of the date of this Agreement and any natural extensions or evolutions thereof.

“Straddle Tax Period” means any Tax period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning given to such term in the Merger Agreement.

“Subsidiary Assignment” has the meaning set forth in Section 2.2(a)(i).

“Tax” or “Taxes” has the meaning given to such term in the Merger Agreement.

“Tax Asset” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax benefit.

“Tax Claim” has the meaning set forth in Section 5.7(a).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture, or any other item which increases or decreases Taxes paid or payable.

“Tax Return” has the meaning given to such term in the Merger Agreement.

“Third Party” means any Person who is not a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 5.4(a).

“Trade Secret” has the meaning given to such term in the Merger Agreement.

“Trademark” has the meaning given to such term in the Merger Agreement.

“Transaction Expenses” has the meaning set forth in the definition of “RemainCo Liabilities”.

“Transfer” and its derivatives, including “Transferring,” “Transferred,” and any other word form with the same root, shall be understood to mean to sell, assign, transfer, convey and deliver.

“Transfer Documents” has the meaning set forth in Section 2.2(b).

“Transfer Taxes” has the meaning set forth in Section 5.6(c).

“Transferred Employees” means the SpinCo Employees who are Current Employees as of immediately prior to the Distribution Effective Time.

“Transferred Plan” means any Benefit Plan that is being transferred from RemainCo to SpinCo as part of the Pre-Closing Reorganization. Each Transferred Plan is listed on Schedule D.

“Transition Services Agreement” means that certain transition services agreement to be entered into by and between the Company and SpinCo at the closing of the Distribution, substantially in the form attached hereto as Exhibit A.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

Section 1.2          Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented, (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day. The term “made available” as it relates to materials provided to Parent means copies of the subject materials which (x) were made available to Parent or any of its Affiliates or Representatives either (i) in the Data Room or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter to the Merger Agreement, in each case, no later than twenty-four (24) hours prior to the execution and delivery of this Agreement or (y) were publicly available, without redactions, on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC no later than one (1) business day prior to the execution and delivery of this Agreement.

Article II

SEPARATION

Section 2.1          General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby in accordance with the terms of the Merger Agreement. It is the intent of the Parties that, prior to the Distribution, SpinCo shall have been restructured in accordance with the Pre-Closing Reorganization, such that, following the consummation of such reorganization, (a) SpinCo shall be a Delaware corporation, (b) SpinCo shall, directly or indirectly, own the equity interests of all Subsidiaries of the Company (other than SpinCo and any New RemainCo Subsidiary) and the rights, title and interest in and to the SpinCo Assets, (c) the Company shall, directly or indirectly, own the rights, title and interest in and to the RemainCo Assets, including the equity interests in any New RemainCo Subsidiary, (d) SpinCo shall, directly or indirectly, retain or assume, as applicable, all of the SpinCo Liabilities, (e) the Company or its designees shall, directly or indirectly, retain or assume, as applicable, all of the RemainCo Liabilities, (f) the SpinCo Business shall be owned or held by SpinCo or its Subsidiaries and (g) the 101 Business shall be owned or held by the Company or its Affiliates (other than SpinCo and its Subsidiaries). In addition, following the Distribution but prior to the Effective Time, SpinCo shall issue authorized shares of SpinCo Common Stock and SpinCo Warrants, in each case, to satisfy the Company’s obligations pursuant to the Company Warrants. For the avoidance of doubt, the foregoing shall be conducted in accordance with Schedule F.

Section 2.2          Transfer of Assets and Assumption of Liabilities.

(a)          No later than one day prior to the Distribution Date:

(i)          Transfer of Subsidiaries. the Company shall Transfer its right, title and interest in all equity securities of all Subsidiaries of the Company (other than SpinCo) to SpinCo (the “Subsidiary Assignment”).

(ii)          Transfer and Assignment of SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, Transfer to SpinCo or any member of the SpinCo Group designated by SpinCo, and such members of the SpinCo Group shall accept from the Company and its Subsidiaries, all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Subsidiary of the Company, such SpinCo Asset shall be assigned, Transferred, conveyed and delivered to SpinCo as a result of the Subsidiary Assignment);

(iii)          Acceptance and Assumption of SpinCo Liabilities. The applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. The applicable members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of (A) when, where or against whom such SpinCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iv)          Transfer and Assignment of RemainCo Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to the Company or any member of the RemainCo Group designated by the Company, all of the RemainCo Assets, if any, held by SpinCo or any such members of the SpinCo Group; and

(v)          Acceptance and Assumption of RemainCo Liabilities. The applicable members of the RemainCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all RemainCo Liabilities in accordance with their respective terms, regardless of (A) when, where, or against whom such RemainCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit the Company from asserting against Third Parties any defenses available to the legal entity that incurred or holds such RemainCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such RemainCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)          Transfer Documents. In furtherance of the Subsidiary Assignment, Transfer of the Assets and the assumption of the Liabilities in accordance with Section 2.2(a), (i) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to prepare, execute and deliver, such Conveyancing and Assumption Instruments as and to the extent reasonably necessary to evidence the valid Transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations, including indemnities, effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)) and (ii) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such Conveyancing and Assumption Instruments as and to the extent reasonably necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations, including indemnities, effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)). All of the foregoing documents contemplated by this Section 2.2(b) shall be referred to collectively herein as the “Transfer Documents.” To the extent that any provision of a Transfer Document conflicts with any provision of this Agreement, this Agreement shall govern and control.

(c)          Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo and each member of the SpinCo Group hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SpinCo Assets or SpinCo Real Property to any member of the SpinCo Group.

Section 2.3          Treatment of Commingled Contracts. From the date of this Agreement and until the date that is twenty-four (24) months after the Distribution, to the extent (i) the rights and obligations (or comparable services) under any Commingled Contract have not been or are not contemplated to be provided to either the SpinCo Group or the RemainCo Group pursuant to the Transition Services Agreement, (ii) replacement Contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to this Agreement, and (iii) requested by SpinCo or RemainCo in good faith and in writing following the Distribution, RemainCo or SpinCo, as applicable, shall use commercially reasonable efforts to assist the other Party (in each case with effect following the Distribution Effective Time): (A) to establish replacement Contracts, contract rights, bids, purchase orders or other agreements with respect to the SpinCo Business or 101 Business with any Third Party which is a counterparty to such Commingled Contract; (B) to assign to a member of the SpinCo Group or RemainCo Group, as applicable, the rights and obligations under such Commingled Contract to the extent related to either the SpinCo Business or the 101 Business, as applicable, so that RemainCo and SpinCo or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective Business; or (C) to establish reasonable and lawful arrangements designed to provide the SpinCo Group or RemainCo Group, as applicable, with the rights and obligations under such Commingled Contract to the extent related to the SpinCo Business or the 101 Business, as applicable; except in each case of (A), (B) and (C), RemainCo shall be under no obligation to assign any rights or obligations under a Commingled Contract to the SpinCo Group that would compromise, dilute, restrict or otherwise adversely affect the 101 Business or RemainCo’s rights in and to the RemainCo Assets; provided, however, that neither the Company nor SpinCo makes any representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such Contract, contract right, bid, purchase order or other agreement with any member of the SpinCo Group or RemainCo Group, as applicable, on the existing terms of the applicable Commingled Contract or at all. Neither RemainCo, SpinCo nor their Affiliates shall be required to, and prior to the Closing, neither the Company nor SpinCo shall, without Parent’s prior written consent, expend any non-de minimis unreimbursed money, commence any litigation, offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party or to extend or renew any Commingled Contract to fulfill their obligations under this Section 2.3. For the avoidance of doubt, each Commingled Contract shall constitute a RemainCo Asset (except for those Contracts expressly set forth on Schedule H-4(B)) and the original Contract shall remain with RemainCo.

Section 2.4          Termination of Intercompany Contracts. The Company shall (and shall cause each member of the RemainCo Group to), on the one hand, and SpinCo shall (and shall cause each member of the SpinCo Group to), on the other hand, terminate (and no Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from) any and all Contracts between or among the Company and/or any member of the RemainCo Group, on the one hand, and SpinCo and/or any member of the SpinCo Group, on the other hand, except for this Agreement or the Transition Services Agreement, with such termination to be effective as of the Distribution Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. For the avoidance of doubt, this Section 2.4 does not apply to any trade payables and receivables, which are to be governed by Section 2.5.

Section 2.5          Intercompany Accounts. Except as set forth in Section 5.1 and to the extent not otherwise settled or otherwise eliminated pursuant to this Agreement or the Merger Agreement, all (a) intercompany receivables, payables and loans, if any, and (b) intercompany balances between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, shall be settled or otherwise eliminated, in each case as of the Distribution Effective Time. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, at the reasonable request of any other Party, take, or cause to be taken, such actions as may be reasonably necessary to acknowledge the foregoing.

Section 2.6          Nonassignability of Assets and Liabilities.

(a)          Notwithstanding anything to the contrary set forth herein, to the extent that any Transfer or attempted Transfer or assumption or attempted assumption hereunder is (i) prohibited by any applicable Law or (ii) without a Third Party consent would (A) constitute a breach or other contravention of such Asset or Liability, (B) subject a Party or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and such Third Party consent has not been obtained prior to the Distribution, then, in each case, subject to the conditions to the Distribution, the Distribution shall proceed without such Transfer or assumption.

(b)          From and after the Distribution, with respect to (i) any Asset whose Transfer pursuant to this Agreement is delayed (each, a “Delayed Asset”) or (ii) any Liability whose assumption pursuant to this Agreement is delayed (each, a “Delayed Liability”), the Party (or relevant member of its Group) (x) retaining such Delayed Asset shall thereafter hold for the use and benefit of the Party or relevant member of its Group entitled thereto (at the expense of the Person entitled thereto) and use their commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable Party or relevant member of its Group with the economic claims, rights, benefits and control over such Delayed Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible, and (y) intended to assume such Delayed Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining any Delayed Asset or Delayed Liability (or relevant member of its Group) shall or shall cause such member of its Group to treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice. In furtherance of the foregoing, and subject to applicable Law, each Party shall, or shall cause any relevant member of its Group to, (A) use commercially reasonable efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Delayed Assets and Delayed Liabilities against any other Persons, (B) not waive any rights related to such Delayed Assets or Delayed Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group, (C) subject to Section 2.3 and the terms and conditions of such underlying Contract, (1) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Delayed Asset except in connection with (i) the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (ii) a partial termination of such Contract that would not reasonably be expected to impact any rights under such Contract related to the Business, Assets or Liabilities of such other Party, (2) not amend, modify or supplement any Contract that constitutes such Delayed Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any member of its Group or (3) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of breach received from a counterparty to any Contract that constitutes such Delayed Asset and that would reasonably be expected to impact the other Group, and (D) take (or refrain from taking) such actions as reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be Transferred or assumed in order to place such Party in the same position as if such Delayed Asset or Delayed Liability had been Transferred as of the Distribution so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Distribution to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Delayed Asset or required to assume such Delayed Liability. Once the required Third Party consent is obtained, condition satisfied, or potential violation, conflict, or other circumstance that caused the deferral of the Transfer of the Delayed Asset or assumption of the Delayed Liability is resolved, the Parties shall, or shall cause their relevant Affiliates to, Transfer such Asset and all earnings to the extent arising from such Asset from the time of the Distribution until the time of such Transfer or assumption of such Liability at no additional cost, which shall be treated as having been Transferred or assumed prior to the Distribution and owned by such Group for U.S. federal (and applicable state or local) income tax purposes from and after the Distribution, to the extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance with the terms of this Section 2.6), no Party shall have any Liability to the other Party (or its respective Affiliates) arising out of or relating to the failure to obtain any such Third Party consent that may be required in connection with the transactions contemplated by this Agreement, despite otherwise complying with this Section 2.6, or the transactions contemplated by the Transition Services Agreement. For so long as any Party (or member of its Group) holds any Assets allocated to the other Group pursuant to this Agreement or the Transition Services Agreement and provides to the other Group any claims, rights and benefits of any such Assets pursuant to an arrangement described in this Section 2.6, the Party whose Group receives such claims, rights and benefits shall indemnify and hold harmless the members of the other Group from and against all Losses incurred as a result thereof in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of the members of the Group providing such claims, rights and benefits.

(c)          The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to this Section 2.6 or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability. None of SpinCo or the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred or assumed, respectively, as of the Distribution.

Section 2.7          Wrong Pockets.

(a)          Subject to Section 2.3 (Treatment of Commingled Contracts) and Section 2.6 (Nonassignability of Assets and Liabilities), if after the Distribution (i) any Party discovers that any SpinCo Asset or any Registered Intellectual Property that is primarily used, practiced, held for the use or practice of, or necessary for the conduct of the SpinCo Business is held by any member of the RemainCo Group or any of their respective then-Affiliates, (A) such Party shall provide notice to the other Party of such SpinCo Asset or Registered Intellectual Property and (B) RemainCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset and all earnings to the extent arising from such SpinCo Asset from the time of the Distribution until the time of such transfer to SpinCo or an Affiliate of SpinCo designated by SpinCo, for no additional consideration, or (ii) any Party discovers that any Asset owned or held by the Company or any of its Subsidiaries prior to the Closing, or any Registered Intellectual Property (other than the “Inhibrx” name and mark, other Licensed Names and Marks, and any goodwill and common law rights thereto) that is necessary for the conduct of, primarily used, practiced, held for the use or practice of the 101 Business is held by any member of the SpinCo Group or any of their respective then-Affiliates, (A) such Party shall provide notice to the other Party of such RemainCo Asset, Registered Intellectual Property or other Asset and (B) SpinCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset or other Asset and all earnings to the extent arising from such RemainCo Asset or other Asset from the time of the Distribution until the time of such transfer to the Company or an Affiliate of the Company designated by the Company, for no additional consideration. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties. For the avoidance of doubt, any Asset that is necessary for both the 101 Business and SpinCo Business shall be treated as a RemainCo Asset. For clarity, in the event that any Asset set forth in Section 2.7(a)(ii) is held by a former Affiliate of the SpinCo Group, SpinCo shall use reasonable best efforts to obtain the rights to such Asset back from such former Affiliate (or any applicable successor or assign).

(b)          At any time prior to the Distribution Effective Time, Parent may, in its sole discretion, elect to designate additional RemainCo Assets as SpinCo Assets, such that such Assets will be assigned to or remain with SpinCo at the closing of the Distribution; provided, that (i) any such designated RemainCo Assets must be primarily related to the SpinCo Business, and (ii) the designation of such Assets as SpinCo Assets may not result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets. To the extent that the designation of any such Assets as SpinCo Assets would result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets, or where such Assets are not primarily related to the SpinCo Business, the Parties will negotiate in good faith to determine the allocation of such Assets as between RemainCo and SpinCo.

Section 2.8          Novation of Liabilities.

(a)          Each Party, at the written request of the other Party, shall use commercially reasonable efforts (i) to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are prior to the Distribution Effective Time jointly or severally liable and that do not constitute Liabilities of such other Party following the Distribution Effective Time as provided in this Agreement (such other Party, the “Other Party”), including the Contracts set forth on Schedule I, or (ii) to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party), and the Company shall not pay any consideration other than a de minimis amount to obtain any such Consent, substitution or amendment, without Parent’s prior written approval (not be unreasonably withheld, conditioned or delayed).

(b)          If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of the Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms of such Contract, license or other obligation, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of the Other Party’s Group thereunder from and after the Distribution Effective Time. The Liable Party shall indemnify the Other Party as set forth in ARTICLE V; provided, however, that the Liable Party shall have no obligation to indemnify the Other Party for losses resulting from such Other Party’s gross negligence, willful misconduct or bad faith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any member of the Liable Party’s Group, any money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights and Liabilities thereunder of any member of such Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of the Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.9          Guarantees.

(a)          (i) The Company shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group, as applicable, and (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for any Liability of the Company (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, and (ii) SpinCo shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable Party), use commercially reasonable efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group, as applicable, and (B) have all members of the RemainCo Group removed or released as guarantor of or obligor for any Liability of SpinCo (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, in each case (clauses (i)-(ii)), on or prior to the Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.9(b), no member of the SpinCo Group, or the RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.

(b)          On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the SpinCo Group from a guaranty for the benefit of any member of the RemainCo Group, the Company shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the RemainCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached. On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the RemainCo Group from a guaranty for the benefit of any member of the SpinCo Group, SpinCo shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the SpinCo Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)          If any of SpinCo or the Company is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) the Party whose Group is the relevant beneficiary of such guarantee or any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements shall indemnify and hold harmless the unreleased guarantor or obligor for any Loss arising from or relating thereto and shall or shall cause one of the other members of its Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder and (ii) each of SpinCo and the Company agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

Section 2.10          Payments. Prior to the Distribution Effective Time, an escrow account (the “Escrow Account”) shall be established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Company, SpinCo, Parent and Citibank, N.A. (or any other mutually acceptable escrow agent, the “Escrow Agent”). Each of Parent, the Company and SpinCo shall use its respective reasonable best efforts to finalize the Escrow Agreement as promptly as practicable after the date of this Agreement, and in no event later than the Distribution Date. At least five (5) business days prior to the Distribution Effective Time, the Company shall deliver to Parent a written statement setting forth a good faith estimate and calculation of any transaction expenses that will be RemainCo Liabilities hereunder, as well as supporting invoices. At least one (1) business day prior to the Distribution Effective Time, the Company shall deliver to Parent its good faith calculation of the SpinCo Funding, together with all supporting documents evidencing the amounts on deposit in each applicable account. Prior to the Distribution Effective Time, (i) Parent shall deposit or cause to be deposited an amount of cash equal to the SpinCo Funding into the Escrow Account, by wire transfer of immediately available funds to the account designated for such purpose by the Escrow Agent and (ii) the Company shall contribute the right to receive the SpinCo Funding from the Escrow Account to SpinCo and designate SpinCo as the owner of the Escrow Account. Parent shall pay or cause to be paid all fees and expenses of the Escrow Agent incurred in connection with the Escrow Agreement. The funds held in the Escrow Account shall not be released therefrom until after the Effective Time.

Section 2.11          Bank Accounts; Funds in Transit. Except as otherwise provided in the Transition Services Agreement:

(a)          Prior to the Distribution Effective Time, the Company shall transfer title and ownership of each bank and brokerage account listed on Schedule G to a member of the SpinCo Group.

(b)          Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts or agreements governing each bank and brokerage account owned by SpinCo as of the Distribution Effective Time, including the accounts listed on Schedule G, (collectively, the “SpinCo Accounts”) and all Contracts or agreements governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group as of the Effective Time (collectively, the “RemainCo Accounts”) so that each such SpinCo Account and RemainCo Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) (“Linked”) to any RemainCo Account or SpinCo Account, respectively, is de-Linked from such RemainCo Account or SpinCo Account, respectively. The respective owner or legal custodian of each SpinCo Account or RemainCo Account as of the Effective Time shall continue to own such SpinCo Account or RemainCo Account, as applicable, including all cash and cash equivalents contained therein. It is intended that, following consummation of the actions contemplated by this Section 2.11(a), there will be in place a cash management process pursuant to which (i) the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group and (ii) the RemainCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the RemainCo Group.

(c)          With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement or the Transition Services Agreement.

(d)          As between the Company and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements received after the Effective Time by either the Company or SpinCo (or any member of their respective Groups) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.

Section 2.12          Restriction on Prepayment of Expenses. Prior to the Distribution Effective Time, the Company shall not, and shall cause its Affiliates (including SpinCo) not to, prepay any trade payables or other accounts payable of the SpinCo Group except in the ordinary course of business, consistent with past practice, and the Company shall continue to pay trade payables and other accounts payable in the ordinary course of business, consistent with past practice.

Section 2.13          Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSITION SERVICES AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE TRANSITION SERVICES AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM, DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND VALID TITLE OR INTEREST, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE, CHARGE, ASSESSMENT OR LIEN AND (B) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

Article III

DISTRIBUTION

Section 3.1          Actions on or Prior to the Distribution Date. Prior to the Distribution Date, and as promptly as reasonably practicable, the Company shall prepare and, in accordance with applicable Law and the Merger Agreement, file with the SEC the Spin-Off Registration Statement, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. SpinCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement. In addition, prior to the Distribution Record Date, the Company shall provide to each holder thereof, any notice required to be provided to holders of Company Warrants. The Parties acknowledge and agree that the documents prepared and filed with the SEC pursuant to this Section 3.1 shall disclose the Intended Tax Treatment in the applicable U.S. federal income tax disclosure filed therewith and that such disclosure shall not assert an alternative tax treatment in respect of the Distribution.

Section 3.2          Distribution.

(a)          On the Distribution Date, but immediately prior to the Effective Time, the Company shall instruct the Company’s stock transfer agent (the “Agent”) to effect the Distribution by distributing SpinCo Common Stock representing the Released Equity Interests to holders of record of Company Common Stock as of the Distribution Record Date, and to credit the appropriate number of such SpinCo Common Stock to book entry accounts for each such holder of Company Common Stock, as further contemplated by this Agreement and the Merger Agreement.

(b)          The SpinCo Common Stock to be issued in the Distribution is generally intended to be distributed pursuant to a book entry system. The Company shall instruct the Agent to deliver the SpinCo Common Stock previously delivered to the Agent to a depositary and to mail (or otherwise transmit in accordance with the Agent’s regular practices) to each holder of record of Company Common Stock on the Distribution Record Date, a statement of the SpinCo Common Stock credited to such holder’s account. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of SpinCo Common Stock on the Distribution Date. As soon as practicable following the Distribution Date, the Agent shall (i) aggregate all fractional SpinCo Common Stock into whole SpinCo Common Stock and (ii) sell such SpinCo Common Stock in the open market at then-prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales, and after deducting any Taxes required to be withheld therefrom.

Section 3.3          SpinCo Bylaws. On or prior to the Distribution Date, SpinCo shall have taken all necessary actions to provide for the adoption of the form of SpinCo Bylaws in substantially the form attached hereto as Exhibit B, as such exhibit may be amended, supplemented or otherwise modified by SpinCo with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 3.4          Directors. On or prior to the Distribution Date, the Company and SpinCo shall have taken all necessary action to cause the board of directors of SpinCo to consist of the individuals identified by SpinCo to the Company prior to the Distribution, including the resignation or removal of any individuals not so identified.

Section 3.5          Election of Officers. On or prior to the Distribution Date, SpinCo shall take all actions necessary and desirable so that as of the Distribution Date, the executive officers of SpinCo will be as set forth in the Information Statement, including the resignation or removal of any individuals not so identified.

Section 3.6          State Securities Laws. Prior to the Distribution Date, the Company and SpinCo shall take all such action as may be necessary or appropriate under the securities or “blue sky” laws of states or other political subdivisions of the United States in order to effect the Distribution.

Section 3.7          Listing Application. Prior to the Distribution Date, the Company and SpinCo shall prepare and file with a National Securities Exchange a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause such National Securities Exchange to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Common Stock. The Company and SpinCo agree that, at SpinCo’s option, SpinCo may list its shares for trading under the ticker symbol “INBX” and the Company shall use reasonable best efforts to assist SpinCo in transferring the ticker symbol “INBX” to SpinCo.

Section 3.8          Withholding. Notwithstanding anything in this Agreement to the contrary, each Party shall be entitled to deduct and withhold, or cause any paying agent of such Party to deduct and withhold, from any amounts payable or otherwise distributable in accordance with this Agreement, such amounts as are required to be deducted or withheld therefrom in accordance with the Code, or any other applicable federal, state, local or non-U.S. Tax Law. In the case of a distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (a) sell such withheld property to generate cash necessary to pay over the withholding tax or (b) pay the withholding tax using its own funds and retain such withheld property. To the extent such amounts are properly and timely deducted or withheld in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement or any other agreement as having been paid to, or distributed and received by, the Person to whom such amounts would otherwise have been paid or distributed.

Section 3.9          Warrants. On the Distribution Date, but immediately prior to the Effective Time, the Company shall deliver the SpinCo Warrants to the holders of the Private Placement Warrants to the extent required pursuant to the terms of the Private Placement Warrants and shall deliver SpinCo Common Stock to the holders of the Company Warrants that are entitled to receive such SpinCo Common Stock pursuant to the terms of the Company Warrants.

Article IV

ADDITIONAL COVENANTS; FURTHER ASSURANCES

Section 4.1          Permits; Consents. On or prior to the Distribution Date, the Parties shall use their respective commercially reasonable efforts to (i) Transfer or cause to be Transferred any transferable RemainCo Permits which are held in the name of any member of the SpinCo Group, or in the name of any employee, officer, director, stockholder or agent of a member of the SpinCo Group, on behalf of SpinCo, to the Company, (ii) Transfer or cause to be Transferred any transferable SpinCo Permits which are held in the name of any member of the RemainCo Group, or in the name of any employee, officer, director, stockholder or agent of a member of the RemainCo Group, on behalf of the Company, to SpinCo, and (iii) obtain all Consents with respect to any Contracts to the extent required in connection with the Distribution.

Section 4.2          Licensed Names and Marks.

(a)          Subject to Section 4.2(b) and Section 4.2(c), effective on the Distribution Date, SpinCo, on behalf of the SpinCo Group, hereby grants to RemainCo, and its Subsidiaries and Affiliates, a worldwide, non-exclusive, non-transferable (except as set forth in Section 4.2(f)), non-sublicensable (except as set forth in Section 4.2(g)), royalty-free, fully paid-up license to use and display the Licensed Names and Marks for the one hundred and eighty (180) day period immediately following the Distribution Date, in each case, solely to the extent necessary to transition from uses of the Licensed Names and Marks in the 101 Business to other names and marks, including (i) on signage, forms, promotional, marketing and informational materials, stationery, displays (including any use on the Internet), business cards, equipment and other supplies owned or possessed by RemainCo and each of its Subsidiaries as of the Distribution Date, and (ii) as otherwise required to comply with applicable Law.

(b)          As promptly as reasonably practicable, but in any event within one hundred and eighty (180) days after the Distribution Date, RemainCo shall, and shall cause its Subsidiaries to, (i) take all action necessary to change the corporate name of each entity that includes a Licensed Name and Mark to a name that is not confusingly similar to any Licensed Name and Mark, and (ii) execute all documents as may be necessary to evidence any such name changes; provided that the 180-day time period will be extended to the extent necessary for delays outside of RemainCo’s reasonable control or for a reasonable period of time as is reasonably necessary to mitigate commercial and operational disruption of the applicable name change; provided, further, such extension shall not exceed an additional thirty (30) days without SpinCo’s prior written consent not to be unreasonably withheld.

(c)          Except as set forth in this Section 4.2, within one hundred and eighty (180) days after the Distribution Date, RemainCo shall, and shall cause each of its Subsidiaries to, (i) cease and discontinue all uses of Licensed Names and Marks; and (ii) eliminate the Licensed Names and Marks from, revise, paint over or otherwise obscure the Licensed Names and Marks, on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing the Licensed Names and Marks) owned or controlled by RemainCo or any of its Subsidiaries after the Distribution Date. With respect to RemainCo’s activities to effect the actions described in clauses (i) or (ii) of the preceding sentence, SpinCo will cooperate with RemainCo in these activities as reasonably requested by RemainCo and all costs reasonably incurred and payable to Third Parties in the conduct of such activities by RemainCo or SpinCo will be equally shared by the Parties through quarterly reconciliation. Notwithstanding the foregoing, RemainCo shall not be deemed to be in breach of this Section 4.2(c) if, after the date of this Agreement, RemainCo or any of its Subsidiaries (x) uses a Licensed Name and Mark in a nominative manner in textual sentences referencing the historical relationship between RemainCo, on the one hand, and SpinCo, on the other hand, which references are factually accurate, (y) retains copies of any books, records and other materials that, as of the date of this Agreement, contain or display the Licensed Name and Marks and such copies are used solely for internal or archival purposes (and not public display) or (z) uses the Licensed Names and Marks to comply with applicable Laws or for litigation, regulatory or corporate filings and documents filed by RemainCo or any of its Subsidiaries with any Governmental Authority.

(d)          RemainCo shall not, and shall cause any permitted sublicensee and each of its Subsidiaries not to, use the Licensed Names and Marks in any manner that is reasonably likely to (a) harm or impair the goodwill associated with any of the Licensed Names and Marks or (b) compromise the validity of, or SpinCo’s ability to enforce, any of the Licensed Names and Marks.

(e)          SpinCo will indemnify, defend, and hold RemainCo, and each of its respective Subsidiaries and Affiliates harmless from and against any and all claims, losses, Liabilities, damages, and associated legal expenses suffered or incurred by RemainCo, or each of its respective Subsidiaries and Affiliates to the extent arising out of claims by third parties that RemainCo’s, or any of its respective Subsidiaries’ and Affiliates’, use of the Licensed Names and Marks in accordance with the terms of this Agreement infringes, dilutes, constitutes unfair competition, or otherwise violates the rights of such third party in a Trademark. SpinCo’s indemnification obligations pursuant to this Section 4.2(e) shall be governed by Section 5.4 herein.

(f)          RemainCo may assign the license granted in Section 4.2(a), in whole or in part, in connection with a merger, consolidation, or sale of all or substantially all of, or any portion of the assets of the 101 Business to which the license relates.

(g)          RemainCo may sublicense the license granted in Section 4.2(a) solely within the scope of the license granted to RemainCo to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third-party service providers in connection with the 101 Business and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the 101 Business. RemainCo shall be responsible for compliance by any sublicensee to the terms and conditions set forth herein that are applicable to such sublicensee.

Section 4.3          Intellectual Property Recordation. The Company and SpinCo shall, and shall cause any members of their respective Groups to, promptly after the Distribution Date, but in no event later than twenty-one (21) business days thereafter, sign and execute all additional documents and undertake all other actions reasonably required or advisable to effectuate and register the ownership of all Intellectual Property (x) owned by SpinCo or any member of the SpinCo Group, on the one hand, or (y) owned by the Company or any member of the RemainCo Group, on the other, that is intended to be transferred to the other Party or a member of the other Party’s Group, pursuant to Section 2.2, in the United States Patent and Trademark Office and United States Copyright Office and all foreign equivalents thereof. Without limiting the foregoing, each of Parent and SpinCo acknowledges that, after the Distribution Date, the other Party is free to maintain, abandon, sell or assign all such Intellectual Property at its sole discretion without any consent of such Party.

Section 4.4          Transition Services Agreement. On or prior to the Distribution Date, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Transition Services Agreement and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby. Each of the Company and SpinCo shall (a) use its respective reasonable best efforts to finalize the Transition Services Agreement (including all schedules and exhibits thereto) as promptly as practicable after the date of this Agreement, and in no event later than the Distribution Date and (b) provide all necessary information, and use reasonable best efforts, to identify all services necessary for the other Party’s respective business (i.e., the 101 Business for the Company as the receiving Party and the SpinCo Business for SpinCo as the receiving Party) and include such services under the Transition Services Agreement as requested by the receiving Party.

Section 4.5          Employee Matters.

(a)          Transfer of Current Employees. As part of the Pre-Closing Reorganization, and prior to the Distribution Effective Time, RemainCo Group shall transfer and assign the employment of each Transferred Employee to a member of the SpinCo Group.

(i)          Severance. The Parties agree that the transfer of each Transferred Employee’s employment to a member of the SpinCo Group shall not be deemed to be a termination of employment by the applicable member of the RemainCo Group and, except with respect to any ClinOps Employee Transaction Liabilities, shall not trigger any obligation to pay severance, separation pay, salary continuation or other similar benefits to such Transferred Employee.

(ii)          Employment Arrangements. SpinCo will assume and honor, or will cause a member of the SpinCo Group to assume and honor, the employment and individual agreements set forth on Schedule D; provided that, except as set forth on Schedule L, any indemnification obligations for Company directors or officers regarding any actions taken prior to the Effective Time, including with respect to the transactions contemplated hereby, shall in the first instance be the responsibility of Parent, for so long as Parent has obligations pursuant to Section 6.6 of the Merger Agreement; provided, further, that nothing in this provision shall amend, modify or abrogate in any way any Liabilities indemnifiable by SpinCo pursuant to Section 5.3, or expand in any way any obligations or liabilities of Parent under Section 6.6 of the Merger Agreement.

(iii)          At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the RemainCo Group or any member of the SpinCo Group to (A) continue the employment of any Current Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (B) change the employment status of any Current Employee from “at-will”.

(b)          Transferred Plans; COBRA. Except as provided otherwise in the Transition Services Agreement, the Parties shall take any and all action as shall be necessary or appropriate such that, effective as of the Effective Time or such later date as contemplated by the terms of the applicable Transferred Plan or as required by applicable Law, the Company and each member of the RemainCo Group, to the extent applicable, shall cease to be a participating company in any Transferred Plan (if applicable). SpinCo shall remain responsible for compliance with the health care continuation coverage requirements of COBRA or other similar Law with respect to any current or former employee of the Company or its Affiliates who incurred a “qualifying event” under COBRA or other similar Law on or prior to the Effective Time. The Parties agree that neither the Distribution nor any transfers of employment from the Company or its Subsidiaries to the SpinCo Group that occur as contemplated by this Agreement shall constitute a “qualifying event” for purposes of COBRA.

(c)          Treatment of Incentive Plan Awards; Cash Bonus Plans.

(i)          Generally. Prior to the Distribution, the Company shall take any action as shall be necessary or appropriate to provide that, in connection with the Distribution, each outstanding Company Option and each other outstanding award granted after the date hereof under the Incentive Plan in accordance with the terms of the Merger Agreement shall remain outstanding and continue to cover shares of RemainCo and shall be treated in accordance with the terms of the Merger Agreement.

(ii)          Short-Term Incentive Plans. Except as otherwise provided with respect to ClinOps Employee Transaction Liabilities, SpinCo acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which Transferred Employees participate (and, for the avoidance of doubt, shall retain responsibility for payment of the bonuses thereunder with respect to the entire calendar year in which the Closing occurs); it being understood that (A) neither RemainCo nor any member of the RemainCo Group will assume any Liabilities (other than the ClinOps Employee Transaction Liabilities) for any annual cash or other short-term cash incentive plan or program maintained or sponsored by SpinCo or its Subsidiaries following the Distribution and (B) neither the SpinCo nor any member of the SpinCo Group will assume any Liabilities for any annual cash or other short-term cash incentive plan or program maintained or sponsored by RemainCo or its Subsidiaries following the Distribution.

(d)          Individual Arrangements. SpinCo acknowledges and agrees that, except with respect to the ClinOps Employee Transaction Liabilities or as otherwise provided in this Agreement, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement entered into between any member of the SpinCo Group and any Transferred Employee.

(e)          Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Effective Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the administration of the Transferred Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, provide each other such records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the Transferred Plans, as applicable, as soon as administratively practicable after the Distribution Effective Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of Transferred Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(f)          Director Obligations. The Company shall retain responsibility for the payment of any cash fees payable in respect of service on the Company Board of Directors, as required by existing Benefit Plans disclosed to Parent as of the date of this Agreement, that are payable but not yet paid as of the Distribution (which amounts, for the avoidance of doubt, shall be calculated on a pro-rated basis to reflect the period of service through the Distribution Date), and SpinCo shall have no responsibility for any such payments.

(g)          No Third Party Beneficiaries. No provision of this Agreement shall be construed to create any right to any compensation or benefit on the part of any Transferred Employee or other future, present, or former employee of any member of the SpinCo Group or RemainCo Group under any Transferred Plan or otherwise. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. Nothing in this Agreement is intended to confer upon any Current Employee or former employee or service provider of SpinCo, the Company or either of their respective Subsidiaries or Affiliates any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 4.6          Release of Liens.

(a)          The Company shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any SpinCo Asset that serves as collateral or security for any Liability of any member of the RemainCo Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) prior to the Distribution. If any such Lien is not so Discharged prior to the Distribution, the Company shall, at its sole cost and expense, use reasonable best efforts to cause such Lien to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Lien to be Discharged shall constitute a RemainCo Liability.

(b)          SpinCo shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any RemainCo Asset that serves as collateral or security for any Liability of any member of the SpinCo Group to be Discharged prior to the Distribution. If any such Lien is not so Discharged prior to the Distribution, SpinCo shall, at its sole cost and expense, use reasonable best efforts to cause such Lien to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Lien to be Discharged shall constitute a SpinCo Liability.

Section 4.7          No Solicit; No Hire. None of RemainCo, SpinCo or any member of their respective Groups shall, for a period of twelve (12) months from the Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule B or Schedule E (as applicable) of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 4.7 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, and (ii) the prohibitions of this Section 4.7 shall not apply with respect to employees who have been terminated by a Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 4.7 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire employees of the other, the Parties shall not have an agreement not to hire employees of the other but agree not to actively solicit the services of each other’s employees for such period on and after the Effective Time as specified in this Section 4.7.

Section 4.8          Insurance Matters.

(a)          From and after the Effective Time, with respect to any Losses, damages and Liabilities incurred by any member of the RemainCo Group prior to the Effective Time, SpinCo will provide RemainCo with access to, and RemainCo may, upon ten (10) business days’ prior written notice to SpinCo, make claims under, the Company’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the RemainCo Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)          RemainCo shall report any claim in writing to SpinCo, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made and managed by SpinCo in accordance with the Transition Services Agreement and SpinCo’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by the Company to SpinCo in writing);

(ii)          RemainCo and the members of the RemainCo Group shall solely bear and be liable for (and neither SpinCo nor any members of the SpinCo Group shall have any obligation to repay or reimburse RemainCo or any member of the RemainCo Group for), and shall indemnify, hold harmless and reimburse SpinCo and the members of the SpinCo Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by SpinCo or any other members of the RemainCo Group under any insurance provided pursuant to this Section 4.8(a), including any indemnification payments under ARTICLE V, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the RemainCo Group, its employees or Third Parties; and

(iii)          RemainCo shall solely bear and be liable for (and neither the Company nor any members of the SpinCo Group shall have any obligation to repay or reimburse RemainCo or any member of the RemainCo Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by RemainCo or any member of the RemainCo Group under the policies as provided for in this Section 4.8(a). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the RemainCo Group, on the one hand, and the SpinCo Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to SpinCo’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the SpinCo Group or the RemainCo Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to SpinCo’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, SpinCo may elect not to reinstate the policy aggregate. In the event that, at any time prior to the Effective Time, SpinCo elects not to reinstate the policy aggregate, it shall provide prompt written notice to RemainCo, and RemainCo may direct SpinCo in writing to, and SpinCo shall, in such case, reinstate the policy aggregate; provided that RemainCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(b)          Except as provided in Section 4.8(a), from and after the Effective Time, neither RemainCo nor any member of the RemainCo Group shall have any rights to or under any of the insurance policies of SpinCo or any other member of the SpinCo Group. At the Effective Time, RemainCo shall, unless it has obtained the prior written consent of SpinCo, have in effect all insurance programs obligations required to comply with RemainCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to RemainCo’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and cyber liability.

(c)          Neither RemainCo nor any member of the RemainCo Group, in connection with making a claim under any insurance policy of SpinCo or any member of the SpinCo Group pursuant to this Section 4.8, shall take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between SpinCo or any member of the SpinCo Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by SpinCo or any member of the SpinCo Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of SpinCo or any member of the SpinCo Group under the applicable insurance policy.

(d)          All payments and reimbursements by RemainCo pursuant to this Section 4.8 will be made within thirty (30) days after RemainCo’s receipt of an invoice therefor from SpinCo. If SpinCo incurs costs to enforce RemainCo’s obligations herein, RemainCo agrees to indemnify and hold harmless SpinCo for such enforcement costs, including reasonable, documented attorneys’ fees. SpinCo shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any RemainCo Liabilities and/or claims RemainCo has made or could make in the future, and no member of the RemainCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with SpinCo’s insurers with respect to any of SpinCo’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. RemainCo shall cooperate with SpinCo and share such information as is reasonably necessary in order to permit SpinCo to manage and conduct its insurance matters as it deems appropriate, including with respect to (i) any claims made pursuant to Section 4.8(a) and the management thereof, (ii) any policy premium adjustments with respect to the Company’s historical policies of insurance, in each case to the extent that such policies provided coverage for members of the RemainCo Group prior to the Effective Time, and (iii) the release of any and all Company surety bonding obligations to the extent related to any such insurance policies described in clause (ii). Neither SpinCo nor any of the members of the SpinCo Group shall have any obligation to secure extended reporting for any claims under any Liability policies of SpinCo or any member of the SpinCo Group for any acts or omissions by any member of the RemainCo Group incurred prior to Effective Time.

(e)          This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the SpinCo Group in respect of any insurance policy or any other Contract or policy of insurance.

(f)          RemainCo does hereby, for itself and each other member of the RemainCo Group, agree that no member of the SpinCo Group shall have any Liability whatsoever as a result of the insurance policies and practices of SpinCo and the members of the SpinCo Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 4.9          Shared IP.

(a)          Effective as of the Distribution Date, the Company, on behalf of itself and the RemainCo Group, hereby grants to SpinCo and each member of the SpinCo Group, a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.2(f)), non-sublicensable (except as set forth in Section 4.2(g)): (i) non-exclusive license under the RemainCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary or reasonably useful to operate and exploit in the SpinCo Business as conducted as of the Closing and any natural evolutions or extensions thereof; and (ii) exclusive (even as to the RemainCo Group) license under all RemainCo Shared IP, solely in the field of exploiting INBRX-105, INBRX-106 or INBRX-109, in each case as constituted at the Effective Time; provided, however, nothing in this license grant is intended to limit the RemainCo Group’s right to use the RemainCo Shared IP for the exploitation of INBRX-101, and the foregoing grant specifically excludes any rights necessary for the exploitation of INBRX-101.

(b)          Effective as of the Distribution Date, SpinCo, on behalf of itself and the SpinCo Group, hereby grants to the Company and each member of the RemainCo Group a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.9(c)), non-sublicensable (except as set forth in Section 4.9(d)): (i) non-exclusive license under the SpinCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary or reasonably useful to operate and exploit the 101 Business as conducted as of the Closing and any natural evolutions or extensions thereof; and (ii) exclusive (even as to the SpinCo Group) license under all SpinCo Shared IP, solely in the field of (A) exploiting INBRX-101 and (B) the exploitation of any compounds, products or services indicated for use in the treatment, prophylaxis or amelioration of AATD provided, however, nothing in this license grant is intended to limit the SpinCo Group’s right to use the SpinCo Shared IP for the exploitation of INBRX-105, INBRX-106 and INBRX-109, and the foregoing grant specifically excludes any rights necessary for the exploitation of INBRX-105, INBRX-106 or INBRX-109.

(c)          The Company and SpinCo, as applicable, may assign the license granted in Section 4.9(a) and Section 4.9(b), in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of the Business of the Company or SpinCo, as applicable, and its Affiliates to which the license relates.

(d)          The Company and SpinCo, as applicable, may sublicense the license granted in Section 4.9(a) and Section 4.9(b), as applicable, solely within the scope of the license granted to the Company and SpinCo, as applicable, to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third-party service providers in connection with the Business of SpinCo or the Company, as applicable, and its Affiliates and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the Business of SpinCo or the Company, as applicable, and its Affiliates.

(e)          Each Party will ensure, and will cause each member of its Group to ensure (i) that the Shared IP to which it is granted a license under this Agreement is maintained as the licensor Party’s Confidential Information under this Agreement (subject to any applicable exceptions in the definition of “Confidential Information”) and (ii) that any Shared IP that is a Trade Secret or Know-How is not disclosed by such Party, any member of its Group or their employees to any Person other than a permitted sublicensee of such Shared IP under this Agreement or as required under applicable Law. In addition, and without limiting anything in Section 6.5, each Party will ensure, and will cause each member of its Group to ensure, that any Person who receives disclosure of a Trade Secret or Know-How is contractually obligated to continue to maintain the status of such Trade Secret or Know-How under applicable Law.

(f)          The license granted in Section 4.9(a) and Section 4.9(b) is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and each of the Company and SpinCo may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign applicable Law) with respect thereto. For the avoidance of doubt, this Section 4.9 shall survive in perpetuity.

(g)          SpinCo, on behalf of itself and the SpinCo Group, shall only be permitted to sell, transfer, assign, exclusively license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person, any SpinCo Shared IP or any Intellectual Property licensed to the Company and each other member of the RemainCo Group pursuant to Section 4.9(b) if the applicable acquirer, transferee, assignee or licensee expressly assumes in writing, the obligations of such license, a copy of which shall be promptly provided to RemainCo.

Section 4.10          Further Assurances.

(a)          In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transition Services Agreement.

(b)          Without limiting the foregoing, from and after the Distribution Effective Time, each Party shall cooperate with the other Party, subject to Section 2.6, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, Transfer or title, and to make all filings with, and to obtain all Consents and/or approvals of, and provide any notices to, any Governmental Authority or other Person under any permit, license, Contract, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.6, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party, free and clear of any Liens, other than any Permitted Liens.

(c)          On or prior to the Effective Time, the Company and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Transition Services Agreement.

(d)          At or prior to the Distribution Effective Time, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into any Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement or the Transition Services Agreements.

Section 4.11          Technology Transfer. As soon as reasonably practicable, but in no event later than six (6) months following the Distribution Effective Time, SpinCo, together with the SpinCo Group, shall complete, or cause to be completed, the transfer to Company and its Affiliates of any all tangible embodiments of the RemainCo Assets, including any all Trade Secrets, Know-How and any other confidential or proprietary information that constitutes, embodies or is otherwise included in the RemainCo Intellectual Property, in accordance with the provisions hereof.

Section 4.12          Pharmacovigilance Agreement. On or prior to the Distribution Date, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, a pharmacovigilance agreement to be mutually agreed between the Parties. Each of the Company and SpinCo shall use its respective reasonable best efforts to finalize such pharmacovigilance agreement as promptly as practicable after the date of this Agreement, and in no event later than the Distribution Date.

Section 4.13          Transition Services Agreement. To the Knowledge of the Company (as defined in the Merger Agreement), upon consummation of the transactions contemplated by this Agreement, the SpinCo Group represents and warrants that RemainCo will have all Assets and rights necessary for the conduct of the 101 Business (other than the Licensed Names and Marks), after taking into account the services set forth on the Schedule to the Transition Services Agreement at the time of signing. RemainCo’s sole remedy for breach of the foregoing representation shall be transfer of any such Assets or rights necessary for the conduct of the 101 Business to RemainCo pursuant to the terms of Section 2.3 and Section 2.7, without regard to any temporal limitations set forth in those sections.

Article V

INDEMNIFICATION; RELEASE

Section 5.1          Release of Pre-Distribution Claims.

(a)          Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement or in the Transition Services Agreement, and (iii) for any matter for which any Indemnified Party is entitled to indemnification pursuant to this ARTICLE V, each Party (A) on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution shall remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Pre-Closing Reorganization, Distribution or any of the other transactions contemplated hereunder and under the Transition Services Agreement and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Proceeding or claim against any member of the other Group in respect of such Liabilities. Each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness.

(b)          Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, or Parent or its Affiliates, to enforce this Agreement, the Merger Agreement, the Transition Services Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or the Transition Services Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:

(i)          any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement or the Transition Services Agreement including (A) with respect to the Company, any RemainCo Liability and (B) with respect to SpinCo, any SpinCo Liability;

(ii)          any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group;

(iii)          any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand;

(iv)          any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, the Transition Services Agreement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this ARTICLE V and, if applicable, the appropriate provisions of the Merger Agreement or the Transition Services Agreement; and

(v)          any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Proceeding or permit any other member of their respective Group to bring any Proceeding against a Person released in Section 5.1(a) with respect to such Liability.

(c)          Nothing contained in Section 5.1(a) shall release the Company from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Effective Time or the Effective Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Proceeding is a SpinCo Liability (other than any Proceeding arising out of the Merger), SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this ARTICLE V.

(d)          Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(e)          It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 5.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in this Section 5.1. At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

(f)          Each of RemainCo and SpinCo, on behalf of itself and its Subsidiaries, hereby waives any claims, rights of termination and any other rights under any Contract by and between or among any member of the RemainCo Group or the SpinCo Group, related to or arising out of the Distribution (including with respect to any “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply).

Section 5.2          Indemnification by the Company. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, the Company agrees to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of the SpinCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the RemainCo Liabilities, (ii) the failure of the Company or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the RemainCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to SpinCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the RemainCo Group for the benefit of any member of the SpinCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement, (vi) any Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from claims by any holders of common stock of the Company, in their capacity as such, in connection with the Distribution and (vii) any Company Indemnified Taxes. This Section 5.2 shall apply with respect to any Taxes solely to the extent such Taxes constitute Company Indemnified Taxes and in no event shall the Company be required to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes that are not Company Indemnified Taxes.

Section 5.3          Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SpinCo agrees to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Losses of the RemainCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the SpinCo Liabilities, (ii) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the SpinCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to RemainCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the SpinCo Group for the benefit of any member of the RemainCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement (but excluding any such Liabilities to the extent relating to information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement, the related Information Statement or such other filings), (vi) any Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from claims by any holders of common stock of SpinCo, in their capacity as such, in connection with the Distribution and (vii) any SpinCo Indemnified Taxes. This Section 5.3 shall apply with respect to any Taxes solely to the extent such Taxes constitute SpinCo Indemnified Taxes and in no event shall SpinCo be required to indemnify, defend and hold the RemainCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes that are not SpinCo Indemnified Taxes.

Section 5.4          Claims.

(a)          If a claim or demand is made by a Third Party (a “Third Party Claim”) against a SpinCo Indemnitee or a RemainCo Indemnitee (each, an “Indemnified Party”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (a “Claim Notice”). The Claim Notice shall be given promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim. The failure of the Indemnified Party to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE V, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such Claim Notice.

(b)          If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, assume the defense and investigation of such Third Party Claim; provided that the Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if representation of both Parties by the same counsel creates a conflict of interest under applicable standards of professional conduct; provided, however, that the Indemnifying Party may not assume the defense and investigation of a Third Party Claim if (x) the Indemnified Party reasonably determines that such assumption and investigation would have an adverse effect on Indemnified Party’s relationship with a Governmental Authority or a material supplier, customer or subcontractor and (y) such assumption and investigation would not, in the Indemnifying Party’s reasonable determination, have an adverse effect on the Indemnifying Party’s relationship with a Governmental Authority or a material supplier, customer or subcontractor. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third Party Claim, the Indemnified Party may assume such defense, and the fees and expenses of its attorneys will be covered by the indemnity provided for in this ARTICLE V. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) or consent to the entry of any judgment (i) which does not, to the extent that an Indemnified Party may have any Liability with respect to such Proceeding, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party or (iii) in any manner that involves any injunctive relief against the Indemnified Party or that may materially and adversely affect the Indemnified Party. The Indemnified Party may not compromise or settle any pending or threatened Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.

(c)          The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against an Indemnifying Party under this Agreement, the Indemnified Party shall: (i) preserve all material evidence relevant to the claim; (ii) allow the Indemnifying Party’s Representatives to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (iii) disclose (at its own expense) to the Indemnifying Party and its Representatives all material of which it is aware which relates to the claim and provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party or its Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

(d)          Except in the case of intentional fraud and as otherwise provided in this Agreement, the rights and remedies under this ARTICLE V are exclusive and in lieu of any and all other rights and remedies that any Party may have against any other Party or any failure to perform any covenant or agreement set forth in this Agreement. Each Party expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party, or their respective Affiliates, respectively, now or in the future under any Law with respect to the transactions contemplated by this Agreement. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to transactions contemplated by this Agreement.

Section 5.5          Limitation of Liability; Mitigation.

(a)          No Party may obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement or the Transition Services Agreement or under any other Contract, agreement, arrangement or understanding.

(b)          Each Indemnified Party shall use its respective commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this ARTICLE V promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided that such efforts in respect of Taxes shall not be required to the extent such efforts give rise to a greater than de minimis cost to the Indemnified Party.

(c)          Any indemnity payment made by a Party to the other Party pursuant to this ARTICLE V in respect of a Loss shall be net of an amount equal to (i) any insurance proceeds actually received and any other amounts actually recovered from Third Parties (whether by payment, discount, credit, relief, insurance, reductions in Tax or otherwise) by the Indemnified Party or an Affiliate in respect of such claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims and any Taxes. If the Indemnified Party or an Affiliate receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliate, net of expenses incurred by such Indemnified Party in collecting such amount.

(d)          An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any Third Party insurance proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this ARTICLE V; provided that the Indemnified Party’s ability or inability to collect or recover any such insurance proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(e)          The amount of any claim by an Indemnified Party under this Agreement (i) shall be reduced to reflect any actual Tax savings or insurance proceeds received by any Indemnified Party that result from the Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnified Party that results from receipt of payments under this ARTICLE V.

Section 5.6          Tax Matters.

(a)          Other than as provided under Section 5.2, Section 5.3, Section 5.6(b), and Section 5.6(c), each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes.

(b)          The Company shall be liable for any Company Indemnified Taxes and SpinCo shall be liable for any SpinCo Indemnified Taxes.

(c)          The Company and SpinCo each hereby agree, any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with this Agreement and the transaction contemplated hereby, together with any interest, penalties or additions with respect thereto (“Transfer Taxes”) shall be split equally between the Company and SpinCo. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes. The Party legally required to do so shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns.

(d)

(i)          The Company shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Pre-Distribution Tax Period except for SpinCo Prepared Returns (such Tax Returns, “Company Prepared Returns”). Unless otherwise required by Law, such Company Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. To the extent any Company Prepared Return is reasonably expected to result in SpinCo becoming responsible for a payment of Taxes pursuant to Section 5.6(b), the Company shall submit each such Company Prepared Return to SpinCo at least thirty (30) days (or, in the case of any such Tax Return due within thirty (30) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for SpinCo’s review, and the Company shall consider in good faith any comments proposed by SpinCo. The Parties shall file all their Tax Returns consistent with the Intended Tax Treatment and shall not take any position to the contrary unless required by the applicable Governmental Authority.

(ii)          SpinCo shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Pre-Distribution Tax Period that relate solely to SpinCo Indemnified Taxes (such Tax Returns, “SpinCo Prepared Returns”). Unless otherwise required by Law, such SpinCo Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. To the extent any SpinCo Prepared Return is reasonably expected to result in the Company becoming responsible for a payment of Taxes pursuant to Section 5.6(b), SpinCo shall submit each such SpinCo Prepared Return to the Company at least thirty (30) days (or, in the case of any such Tax Return due within thirty (30) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for the Company’s review, and SpinCo shall consider in good faith any comments proposed by the Company. The Parties shall file all their Tax Returns consistent with the Intended Tax Treatment and shall not take any position to the contrary unless required by the applicable Governmental Authority.

(iii)          The Parties (together with such Parties’ respective Affiliates) shall not take any position on any Tax Return or in connection with any Tax Contest with respect to any Tax Return that is inconsistent with the Intended Tax Treatment of the Distribution unless and until there has been a final determination within the meaning of Section 1313 of the Code (or any similar state, local or non-U.S. law) (“Final Determination”) or otherwise required by applicable Law.

(e)          A Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or otherwise required by applicable Law; and (ii) if such amended Tax Return is reasonably expected to result in the other Party becoming responsible for a payment of Taxes shown thereon or pursuant to this Section 5.6, such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained, such consent not to be unreasonably withheld, conditioned or delayed.

(f)          Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with this Section 5.6 or for which the Party is otherwise responsible, net of any reduction for reasonable costs and additional Taxes in connection thereto.

(g)          The Company will file a U.S. federal income Tax return, including any similar state or local income Tax returns (“Consolidated Return”) as may be filed under applicable state or local Law, for the taxable period ending on the date of consummation of the Merger. SpinCo and each of its Subsidiaries, as applicable, will consent to join in the filing of any Consolidated Return filed by the Company and shall designate the Company as its agent for the purpose of taking any and all action necessary or incidental to such filing, including providing the Company with any and all reasonable information and consents as may be required and taking any and all other action as the Company may reasonably request that is necessary for the filing of such Consolidated Return. The Parties shall not take any action or position on any Tax Return or in connection with any Tax Contest that is inconsistent with this position unless and until there has been a Final Determination or otherwise required by applicable Law to the contrary.

Section 5.7          Tax Contests.

(a)          The Parties shall notify each other within twenty (20) business days after receipt by it or any of its Affiliates of written notice of any pending U.S. federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to any Company Indemnified Taxes or SpinCo Indemnified Taxes for which the other Party could be responsible hereunder (a “Tax Claim”); provided, however, that the failure to give such notice shall not relieve the Parties of any of its obligations under this Section 5.7, except to the extent that the other Party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from any Governmental Authority.

(b)          The Company will have the right to control, at its own expense, any Tax Claim that relates to a Company Prepared Return (a “Company Controlled Claim”); provided, however, that to the extent such Company Controlled Claim that could reasonably be expected to result in SpinCo becoming responsible for a payment pursuant to Section 5.6(b), the Company shall (i) keep SpinCo reasonably informed of material developments with respect to such Company Controlled Claim, (ii) consult with SpinCo before taking any significant or material action in connection with such Company Controlled Claim and (iii) to the extent such Company Controlled Claim is reasonably expected to give rise to Taxes of SpinCo, its Subsidiaries, or their Affiliates that are not Company Indemnified Taxes, not settle, compromise or abandon any such Company Controlled Claim without obtaining the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed).

(c)          SpinCo will have the right to control, at its own expense, any Tax Claim that relates to a SpinCo Prepared Return (a “SpinCo Controlled Claim”); provided, however, that to the extent such Company Controlled Claim that could reasonably be expected to result in the Company becoming responsible for a payment pursuant to Section 5.6(b), SpinCo shall (i) keep the Company reasonably informed of material developments with respect to such SpinCo Controlled Claim, (ii) consult with the Company before taking any significant or material action in connection with such SpinCo Controlled Claim and (iii) to the extent such SpinCo Controlled Claim is reasonably expected to give rise to Taxes of the Company, Subsidiaries, or their Affiliates that are not SpinCo Indemnified Taxes, not settle, compromise or abandon any such SpinCo Controlled Claim without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d)          Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b) (Claims), the provisions of this Section 5.7 shall exclusively control with respect to any Tax Claim.

(e)          Except for the provisions of Section 5.6 and foregoing provisions of this Section 5.7, any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is unrelated to Taxes and (ii) any agreements or arrangements solely between SpinCo and SpinCo Subsidiaries) to which SpinCo or any of its Subsidiaries is a party or otherwise subject shall be terminated as of the Distribution Date and after the Distribution Date neither of SpinCo nor any of its Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder.

Section 5.8          Section 336(e) Election.

(a)          The Company shall make (or cause any of its Affiliates to make) a timely and irrevocable election under Section 336(e) of the Code (and any similar provision of applicable state or local income Tax Law) pursuant to Treasury Regulations Section 1.336-2(h) with respect to the Distribution pursuant hereto in accordance with Section 336(e) of the Code and the applicable Treasury Regulations thereunder (the “Section 336(e) Election”), including, for the avoidance of doubt, by duly executing and filing (i) a properly completed “Section 336(e) election statement” as described in Treasury Regulations Section 1.336-2(h)(5), which election statement shall contain the contents provided in Treasury Regulations Section 1.336-2(h)(6) (the “Section 336(e) Election Statement”) and (ii) a written, binding agreement, in accordance with Treasury Regulations Section 1.336-2(h), by and among the Company and SpinCo (as applicable) reflecting a binding obligation to make the Section 336(e) Election (such agreement, a “Section 336(e) Written Binding Agreement”). The Company and SpinCo hereby agree to be bound by the Section 336(e) Election and shall (and shall cause their respective Affiliates to): (a) take all necessary actions to effectuate the Section 336(e) Election, (b) act in accordance with the Section 336(e) Election for all applicable Tax purposes (including in the preparation and filing of any Tax Returns), (c) not take, or cause to be taken, any action or position inconsistent with the Section 336(e) Election unless required to do so pursuant to a Final Determination, and (d) duly and timely file all income Tax Returns and any other forms, attachments and schedules necessary to effectuate the Section 336(e) Election (including IRS Form 8883 and any similar forms under applicable state and local income Tax laws).

(b)          Within thirty (30) days after the Distribution Date, SpinCo shall provide to the Company a schedule which will provide for the determination of the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such “aggregate deemed asset disposition price” and “adjusted grossed-up basis” among the Distribution Date assets of the applicable member or members of the applicable Group, each in accordance with Section 336 of the Code and applicable Treasury Regulations thereunder or any comparable provisions of state or local law (the “Section 336(e) Allocation Statement”). If within thirty (30) days after the Company’s receipt of the Section 336(e) Allocation Statement, the Company agrees in writing to such Section 336(e) Allocation Statement, then the Section 336(e) Allocation Statement shall be final and binding on the parties hereto, and the Company, SpinCo and their respective Affiliates shall file all Tax Returns in a manner consistent with such agreed Section 336(e) Allocation Statement. In the event the Company objects in writing to the Section 336(e) Allocation Statement within such thirty (30) day period (“Objection Notice”), SpinCo and the Company shall negotiate in good faith to resolve the dispute. If, after a period of thirty (30) days following the Company’s submission of an Objection Notice to SpinCo, any proposed changes set forth in the Objection Notice remain disputed, all such disputes shall be submitted as promptly as practical to an internationally recognized independent accounting firm reasonably acceptable to SpinCo and the Company (the “Accounting Expert”) for resolution, together with such supporting documentation and information as the Parties deem appropriate (it being agreed that the Parties will make their respective submissions contemporaneously on a date and in a manner directed by the Accounting Expert, and with a copy sent simultaneously and in the same manner to the other Party). The Accounting Expert shall act solely as an accounting expert and not as an arbitrator. The Accounting Expert (i) shall be bound by the provisions set forth in this Agreement, including the allocation principles set forth in this Section 5.8, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either SpinCo or the Company, and (iii) shall consider only those items and amounts set forth in the Objection Notice and the Section 336(e) Allocation Statement, including each of the components thereof, that are identified as being items and amounts to which SpinCo and the Company have been unable to agree. The fees, costs and expenses of the Accounting Expert will be allocated to and borne in inverse proportion to the relative extent to which SpinCo, on the one hand, and the Company, on the other hand, prevail on the disagreements resolved by the Accounting Expert. The Accounting Expert shall finally and conclusively resolve any dispute relating to matters set forth in this Section 5.8(b) within thirty (30) days following receipt of the submission. Such determination of the Accounting Expert shall, absent fraud or manifest error, be final, conclusive and binding upon, and non-appealable by, the parties hereto. Notwithstanding anything herein to the contrary, the failure of the Accounting Expert to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Expert invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Expert. Promptly upon receiving the final and binding Section 336(e) Allocation Statement, SpinCo and the Company shall return an executed copy thereof to the other Party. SpinCo, the Company and their respective Affiliates will not take any position, whether in audits, Tax Returns, or otherwise, that is inconsistent with any such final and binding Section 336(e) Allocation Statement unless required to by a Final Determination or otherwise required by applicable Law.

(c)          The Company will be entitled to annual payments from SpinCo equal to 85 percent of the actual cash Tax savings, as and when realized, arising from the step-up in Tax basis of the SpinCo Assets (other than cash and cash equivalents) attributable to the Section 336(e) Election (the “Realized Tax Benefit”), determined using a “with and without” methodology by comparing (i) the actual liability for Taxes of the SpinCo Group for such taxable year (treating any deductions or amortization, including for the avoidance of doubt, any net operating loss carryforward or other Tax Assets, attributable to the applicable step-up in Tax basis as the last items claimed for such taxable year including after the utilization of any available Tax Assets unrelated to the applicable step-up in Tax basis) and (ii) the hypothetical liability for Taxes of the SpinCo Group for such taxable year using the same methods, elections, conventions and similar practices used on the relevant Tax Return, but calculated as if no Section 336(e) Election had been made. In the event a payment made by SpinCo to the Company pursuant to this Section 5.8(c) results in a further step-up in the Tax basis of the SpinCo Assets, such additional step-up shall not be taken into account for purposes of computing future payments to be made by SpinCo pursuant to this Section 5.8(c). SpinCo shall provide a reasonably detailed statement setting forth the amount of any Realized Tax Benefit received in each such taxable year and the calculation of any Tax Benefit realized by the SpinCo Group for such taxable year within sixty (60) days after filing the applicable Tax Return for such taxable year (taking into account extensions) (the “SpinCo Certification”), which shall become final and binding on all parties if the Company does not object in writing within sixty (60) days after receiving such SpinCo Certification. SpinCo and the Company shall negotiate in good faith to resolve any such objection, and to the extent the parties are unable to resolve the objection, the procedures of Section 5.8(b) shall apply. SpinCo shall pay any such Realized Tax Benefit to the Company within ten (10) business days of the final determination thereof. To the extent that the amount of any Realized Tax Benefit under this Section 5.8(c) is later reduced by a Governmental Authority or in a Tax Contest, The Company shall promptly repay such amounts to SpinCo. Notwithstanding the foregoing, (i) SpinCo shall not be obligated to provide the Company with any information or documentation it is not legally permitted to provide, that it reasonably determines is material non-public information, or that it determines is competitively sensitive information (provided, that SpinCo shall use its reasonable best efforts to make alternative arrangements for such disclosure where the foregoing restrictions apply) and (ii) the Company shall not be entitled to sell, assign or convey its rights and obligations under this Section 5.8(c), provided, however, that the Company shall be entitled to freely transfer, assign or convey its rights and obligations under this Section 5.8(c) to any of its Subsidiaries, to Parent or any controlled Affiliates of Parent. Notwithstanding the foregoing, in the event of any “change of control” involving the acquisition of stock or assets of a member of the SpinCo Group (whether by acquisition, merger, consolidation or otherwise), all obligations pursuant to this Section 5.8(c) shall continue and the computation of any Realized Tax Benefit shall be determined, mutatis mutandis, using the same “with and without” methodology described herein; provided, however, that all references to “SpinCo Group” shall be substituted and replaced with reference to any applicable acquiring group.

Article VI

ACCESS TO INFORMATION

Section 6.1          Provision of Corporate Records.

(a)          Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the SpinCo Group for specific and identified agreements, documents, books, records or files (whether written or electronic) including accounting and financial records (collectively, “Records”) which primarily relate to SpinCo or the conduct of the SpinCo Business, or which SpinCo determines are necessary or advisable in order for SpinCo to prepare its financial statements and any reports or filings to be made with any Governmental Authority, the Company shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if SpinCo has a reasonable purpose for such originals) in the possession or control of any member of the RemainCo Group, but only to the extent such items are not already in the possession or control of the requesting Party or their Affiliates.

(b)          Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the RemainCo Group for specific and identified Records which relate to the Company or the conduct of the 101 Business, or which the Company determines are necessary or advisable in order for the Company to prepare its financial statements and any reports or filings to be made with any Governmental Authority, SpinCo shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if the Company has a reasonable purpose for such originals) in the possession or control of any member of the SpinCo Group, but only to the extent such items are not already in the possession or control of the requesting Party or their Affiliates.

Section 6.2          Access to Information. Except as specifically provided in ARTICLE V or Section 4.12 (in which event the provisions of such Article or Section will govern), and subject to applicable Law, for a period of five (5) years following the Distribution Date, upon reasonable prior notice, each of the Company and SpinCo shall (and shall cause its Subsidiaries to) afford the other applicable Party’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees and properties that relate to such other Party’s Business and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party all information concerning such other Party’s Business, as applicable, and such other Party’s properties and personnel related thereto as may be reasonably requested; provided, that the foregoing shall not require any Party or such Party’s Subsidiaries to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Party would (A) be detrimental to such Party’s or any of its Subsidiaries’ Business or operations, (B) result in the disclosure of any Trade Secrets or Know-How of Third Parties or violate any of its obligations with respect to confidentiality, (C) be reasonably likely to result in a violation of any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (D) if SpinCo or any of its Affiliates after giving effect to the Distribution, on the one hand, and the Company or any of its Affiliates after giving effect to the Distribution, on the other hand, are adverse parties in a litigation or other Proceeding to disclose or permit access to any information that is reasonably pertinent to such litigation or other Proceeding, (ii) disclose any Privileged Information of any Party or any of its Subsidiaries or (iii) submit to any invasive environmental testing or sampling.

Section 6.3          Tax Information and Cooperation. The Company and SpinCo shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate, in respect of the Pre-Closing Reorganization, the Distribution and in preparing and filing all Tax Returns relating to any Pre-Distribution Tax Period, including maintaining and making available to each other, and to any Governmental Authority as reasonably requested, their respective employees and all records reasonably necessary in connection with Taxes of SpinCo or the SpinCo Business and in resolving all disputes and audits relating to Taxes allocable to a Pre-Distribution Tax Period. The Company and SpinCo agree to use commercially reasonable efforts (i) to retain all books and records (or, in the alternative, to deliver such books and records to SpinCo) with respect to Tax matters pertinent to SpinCo or the SpinCo Business relating to any Tax period beginning before the Distribution Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to allow the other Party and its Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as may be reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense. The Party requesting such cooperation will bear the reasonable out-of-pocket costs of the other Party. In no event shall any Party be entitled to receive information under this Section 6.3 that does not relate solely to SpinCo or the SpinCo Business except that, in the case of Tax information relating in part to SpinCo or the SpinCo Business, a Party otherwise required to provide Tax information under this Section 6.3 shall use commercially reasonable efforts to provide such Tax information as relates solely to SpinCo or the SpinCo Business (which may include, to the extent commercially reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to SpinCo or the SpinCo Business). For the avoidance of doubt, this Section 6.3 shall be subject to the last sentence of Section 5.6(c).

Section 6.4          Witnesses; Documents and Cooperation in Proceedings. At all times from and after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then-current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available without undue burden, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred in connection therewith. This provision shall not apply to any Proceeding brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).

(a)          Without limiting any provision of this Section 6.4, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Proceedings.

(b)          In connection with any matter contemplated by this Section 6.4, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 6.5          Confidentiality.

(a)          Notwithstanding any termination of this Agreement, except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a Trade Secret shall continue in effect for so long as the Confidential Information remains a Trade Secret under applicable Law, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or except as otherwise permitted by this Agreement, use, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Proceeding by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in a Proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or the Transition Services Agreement, (vi) to any Governmental Authority in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clauses (ii), (iii), (vi) or (vii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b)          Each of SpinCo and the Company acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements or policies with each such Third Party while such Party and/or members of its Group were Subsidiaries of the Company prior to the Distribution Date. Each of SpinCo and the Company shall, and shall cause the other members of its Group to, hold and cause its and their respective Representatives (or potential buyers) to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any policies or agreements entered into prior to the Distribution Date between one or more members of the SpinCo Group and/or the RemainCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(c)          With respect to any Personal Information or Protected Health Information disclosed by a Party pursuant to this Agreement, each Party agrees to comply with all applicable Privacy Obligations.

(d)          For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6. For clarity, to the extent that any Contract or policy to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.5, then the applicable provisions contained in such Contract or policy shall control with respect thereto.

Section 6.6          Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the RemainCo Group and the members of the SpinCo Group, and that each of the members of the RemainCo Group and each of the members of the SpinCo Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a)          The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates primarily to the 101 Business (other than with respect to Liabilities as to which SpinCo is required to provide indemnification under ARTICLE V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information that relates primarily to the subject matter of any claims constituting RemainCo Liabilities, or other Liabilities as to which it is required to provide indemnification under ARTICLE V, now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or the SpinCo Group.

(b)          SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates primarily to the SpinCo Business (other than with respect to matters or claims that are RemainCo Liabilities or other Liabilities as to which the Company is required to provide indemnification under ARTICLE V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, or other Liabilities as to which it is required to provide indemnification under ARTICLE V, now pending or which may be asserted in the future, in any lawsuits or other Proceedings initiated against or by SpinCo, whether or not the Privileged Information is in the possession of SpinCo or under the control of any member of the RemainCo Group or the SpinCo Group.

(c)          The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.6, with respect to all privileges not allocated pursuant to the terms of Section 6.6(a) and (b).

(d)          No Party may waive any privilege which may be asserted under any applicable Law, and in which the other Party has a shared privilege, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third Party Claims or as provided in Section 6.6(e) below.

(e)          In the event of any litigation or dispute between or among the Parties, or any members of the respective Groups, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the members of the respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party Claims.

(f)          If a dispute arises between or among the Parties or any members of the respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g)          Upon receipt by any member of the respective Groups of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former Representatives have received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.6 or otherwise to prevent the production or disclosure of such Privileged Information.

(h)          The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreements of the Company and SpinCo, as set forth in Section 6.2, Section 6.3, Section 6.4, Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.1, Section 6.2, Section 6.3 and Section 6.4 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.2 and Section 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)          Parent acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Prior Company Counsel”) have, on or prior to the Effective Time, represented one or more of the Parties and their Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the RemainCo Group, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Parent or any of its Affiliates (including the RemainCo Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Parent and the Company hereby (i) waives and shall not assert, and agrees after the Effective Time to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including the RemainCo Group), and even though Prior Company Counsel may (A) have represented the RemainCo Group in a matter substantially related to such dispute or (B) be currently representing the RemainCo Group. Without limiting the foregoing, each of Parent and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the RemainCo Group or Prior Company Counsel’s duty of confidentiality as to the RemainCo Group and whether or not such disclosure is made before or after the Effective Time.

Section 6.7          Ownership of Information. Any information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to ARTICLE V or this ARTICLE VI shall be deemed to remain the property of the providing Party (or member of its Group). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such information, whether by implication, estoppel or otherwise.

Section 6.8          Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under ARTICLE V or this ARTICLE VI, agrees to reimburse the other Party (or member of such Party’s Group), upon the presentation of invoices therefor, for the reasonable out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), if any, incurred in seeking to satisfy the request of the requesting Party (or member of such Party’s Group).

Section 6.9          Retention of Records. Except (a) as provided in Section 6.3, (b) when a longer retention period is otherwise required by applicable Law or (c) as agreed to in writing by the Parties, the RemainCo Group and the SpinCo Group shall use commercially reasonable efforts to retain all Records relating to the 101 Business and the SpinCo Business, as applicable, in accordance with its respective regular records retention policies and procedures, until the latest of: (i) the maximum amount of time required under each Parties’ respective records retention policies and procedures, (ii) the date on which such Records are no longer required to be retained pursuant to any “litigation hold” issued by the Company or any member of the RemainCo Group prior to the Distribution and communicated to SpinCo in writing at least thirty (30) days prior to the Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Distribution Date, to the extent that any member of a Group in possession of such Records has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Records would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Authority which is known to any member of the Group in possession of such Records at the time any retention obligation with regard to such Records would otherwise expire. Each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use commercially reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Records without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (and, for the avoidance of doubt, commercially reasonable efforts shall include issuing a “litigation hold”).

Section 6.10          Other Agreements Providing for Exchange of Information. The rights and obligations granted under this ARTICLE VI are subject to any specific limitations, qualifications and additional provisions on the sharing, exchange or confidential treatment of Confidential Information set forth in this Agreement, the Merger Agreement, the Transition Services Agreement and in any other agreement to which a member of the RemainCo Group and a member of the SpinCo Group is a party.

Section 6.11          Policies and Best Practices. Without representation or warranty, SpinCo and the Company shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form Contracts).

Section 6.12          Compliance with Laws and Agreements. Nothing in this ARTICLE VI shall be deemed to require any Person to provide any Privileged Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

Article VII

CONDITIONS PRECEDENT TO THE DISTRIBUTION

Section 7.1          Conditions Precedent to Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction or waiver by each Party of each of the following conditions:

(a)          each of the conditions to the closing of the Merger Agreement set forth in Section 7 thereof shall have been fulfilled or waived by the Party for whose benefit such condition exists (other than (i) the condition set forth in Section 7.1(e) of the Merger Agreement with respect to completion of the Distribution and (ii) those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and Parent shall have confirmed to the Company in writing that it is prepared to consummate the Merger, subject only to the consummation of the Distribution;

(b)          the Spin-Off Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Spin-Off Registration Statement shall be in effect, no Proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement shall have been mailed to holders of Company Common Stock as of the Distribution Record Date;

(c)          the SpinCo Common Stock to be delivered in the Distribution shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements;

(d)          no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution, the Pre-Closing Reorganization or the Merger;

(e)          the Transition Services Agreement shall have been duly executed and delivered by the parties thereto; and

(f)          the Pre-Closing Reorganization shall have been effected in all material respects.

The foregoing conditions shall not limit the rights of the Parties under the Merger Agreement.

Article VIII

MISCELLANEOUS

Section 8.1          Survival. The covenants and agreements of the Parties contained in Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, ARTICLE V, ARTICLE VI and this ARTICLE VIII of this Agreement shall survive the Distribution Date.

Section 8.2          Distribution Expenses. Except as otherwise set forth in this Agreement or the Transition Services Agreement, all costs and expenses incurred on or prior to the Distribution Date in connection with the preparation, execution, delivery, printing and implementation of this Agreement, the Transition Services Agreement, the Information Statement and the Spin-Off Registration Statement, and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by RemainCo, and shall be deemed to be RemainCo Liabilities, in each case to the extent they are not paid prior to the Distribution Effective Time. Except as otherwise set forth in this Agreement or the Transition Services Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 8.3          Amendment. Subject to Law and as otherwise provided in this Agreement, at any time prior to the Distribution Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of the Parties and Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and Parent.

Section 8.4          Waiver. At any time prior to the Distribution Effective Time, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance with any of the agreements of the other Party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

Section 8.5          Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 8.6          Binding Effect; No Assignment; No Third Party Beneficiaries.

(a)          This Agreement will not be assigned by any Party or Parent (whether by operation of Law or otherwise) without the prior written consent of the other Party and Parent, except that RemainCo and Parent may assign, in their sole discretion and without the consent of any other Party (or Parent, in the case of RemainCo’s assignment), any or all of their rights, interests and obligations hereunder to one or more of their Affiliates (each, an “Assignee”). Any Assignee may thereafter assign, in its sole discretion and without the consent of any other Party or Parent, any or all of its rights, interests and obligations hereunder to one or more additional Assignees, respectively; provided, however, that in connection with any assignment to an Assignee, RemainCo and Parent (or the assignor), as applicable, will remain liable for the performance by RemainCo and Parent (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any Party or Parent, as applicable, of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and Parent and their respective successors and assigns.

(b)          Except as provided in ARTICLE V relating to Indemnified Parties, nothing in this Agreement, express or implied, will confer upon any Person other than RemainCo, SpinCo and Parent and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

Section 8.7          Parent Guaranty.

(a)          Parent hereby guarantees unconditionally, for the benefit of SpinCo, the due performance by the Company of its obligations under this Agreement and the Transition Services Agreement following the Effective Time (the “Guaranteed Obligations”). If the Company fails to perform any such obligation, Parent, upon written request of SpinCo, shall, or shall cause the Company to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, this guaranty of this Section 8.7 shall only be effective from and after the Effective Time.

(b)          Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by SpinCo upon this Section 8.7 or acceptance of this Section 8.7. The Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.7, and all dealings between SpinCo, on the one hand, and the Company, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.7. When pursuing its rights and remedies hereunder against Parent, SpinCo shall be under no obligation to pursue such rights and remedies it may have against the Company or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by SpinCo to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Parent of any liability hereunder.

(c)          Parent expressly and irrevocably waives any election of remedies by SpinCo, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to the Company under or in connection with this Agreement, other than defenses that are available to the Company hereunder. SpinCo acknowledges and agrees that Parent shall be entitled to all rights, remedies and benefits of the Company hereunder following the Effective Time. Parent acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 8.7 are made knowingly in contemplation of such benefits.

(d)          Parent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, to the extent such concepts are applicable in such jurisdiction, (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 8.7 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any law to which Parent is subject or result in any breach of any Contract to which Parent is a party, other than such contravention or breach that would not be material to Parent or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 8.7.

(e)          SpinCo agrees that its rights in respect of any claim or liability under this Agreement asserted by it against Parent shall be limited solely to satisfaction out of, and enforcement against, the assets of Parent and the RemainCo Group, and SpinCo covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Parent’s former, current or future directors, officers, agents, or stockholders or any former, current or future directors, officers, agents, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable law.

(f)          No amendment, supplement or modification to this Section 8.7 shall be made without the written agreement of Parent.

Section 8.8          Termination. This Agreement (including ARTICLE V) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by any written instrument executed by the Company and Parent, without the approval of SpinCo. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that ARTICLE V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

Section 8.9          Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 8.10          Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

Section 8.11          Submission to Jurisdiction; Waiver. Each of the Company and SpinCo irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company and SpinCo hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and SpinCo hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

Section 8.12          Waiver of Jury Trial. EACH OF THE COMPANY AND SPINCO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.12.

Section 8.13          Specific Performance.

(a)          The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at Law and any other objections to specific performance of this Agreement.

(b)          Notwithstanding the Parties’ rights to specific performance pursuant to Section 8.13(a), each Party may pursue any other remedy available to it at Law or in equity, including monetary damages.

Section 8.14          Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Company (prior to the Effective Time):

Inhibrx, Inc.
11025 N. Torrey Pines Road
Suite 200
La Jolla, CA 92037
Attention:         Leah Pollema
Email:                [*****]

with a copy (which does not constitute notice under this Agreement) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:         Krishna Veeraraghavan
                             Benjamin M. Goodchild
Email:                [*****]
                             [*****]

If to SpinCo:

Ibex SpinCo, Inc.
11025 N. Torrey Pines Road
Suite 200
La Jolla, CA 92037
Attention:         Leah Pollema
Email:                [*****]

with a copy (which does not constitute notice under this Agreement) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:         Krishna Veeraraghavan

                             Benjamin M. Goodchild
Email:                [*****]

                             [*****]

If to Parent or the Company (after the Effective Time):

Aventis Inc.
55 Corporate Drive
Bridgewater, NJ 088007
Attention: General Counsel

with a copy (which does not constitute notice under this Agreement) to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, New York 10153
Attention:         Michael J. Aiello

                             Amanda Fenster
Email:                [*****]

                             [*****]

Any Party may by notice delivered in accordance with this Section 8.14 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.

Section 8.15          Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the Transition Services Agreement, the Merger Agreement and the Confidentiality Agreement, contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter of prior agreements, written or oral, among the Parties with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions which will expire concurrently with the execution and delivery of the Merger Agreement).

Section 8.16          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INHIBRX, INC.

By:	/s/ Kelly Deck
Name: Kelly Deck
Title: Chief Financial Officer

IBEX SPINCO, INC.

By:	/s/ Kelly Deck
Name: Kelly Deck
Title: Chief Financial Officer

AVENTIS INC.

By:	/s/ Jamie Haney
Name: Jamie Haney
Title: Vice President, General Counsel and Secretary

Exhibit A

TRANSITION SERVICES AGREEMENT

BETWEEN

IBEX SPINCO, INC.

AND

INHIBRX, INC.

DATED [●], 2024

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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Schedule A - Services

Schedule B - Schedule of ClinOps Employees and Related Severance Amounts

Schedule C - Data Processing Addendum

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated [●], 2024 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and between Inhibrx, Inc., a Delaware corporation (“RemainCo”), and Ibex SpinCo, Inc., a Delaware corporation (“SpinCo”). Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement (as defined below).

RECITALS

A.            WHEREAS, RemainCo, SpinCo, and Aventis Inc., a Pennsylvania corporation (“Parent”) have entered into that certain Separation and Distribution Agreement, dated as of January 22, 2024 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”);

B.            WHEREAS, in furtherance of the transactions contemplated by the Separation Agreement, the Parties (as defined below) desire that SpinCo shall provide or cause to be provided to RemainCo or to the other members of the RemainCo Group, as applicable (RemainCo and such other members of the RemainCo Group collectively hereinafter referred to as the “RemainCo Entities”) certain services, access to systems and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.      Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“101 Business” has the meaning set forth in the Separation Agreement.

“Additional Service” shall have the meaning set forth in Section 2.03.

“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for avoidance of doubt, after the time of the Distribution, none of Parent, RemainCo or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group.

“Assets” shall have the meaning set forth in the Preamble.

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York or Paris, France are permitted or required by Law to remain closed.

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“Cause” means (i) dishonesty with respect to SpinCo, Parent, RemainCo or any of their respective Affiliates, (ii) insubordination, substantial malfeasance or non-feasance of duty, (iii) unauthorized disclosure of confidential information, (iv) breach by such Service Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Service Employee and SpinCo or any Affiliate and (v) conduct substantially prejudicial to the business of SpinCo, Parent, RemainCo or any of their respective Affiliates; provided, however, that any provision in an agreement between a Service Employee and SpinCo or one of its Affiliates, which contains a conflicting definition of “Cause” for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Service Employee.

“ClinOps Employees” has the meaning given to such term in the Separation Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Confidential Information” means any information furnished or obtained in connection with or as a result of this Agreement or performance or receipt of Services hereunder that is confidential, non-public, or proprietary about a Person, its Affiliates or any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes or products, financial, technical, commercial or other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by another Person or its Affiliates or Representatives), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by the Person receiving such information or by any of its Affiliates or Representatives; or (ii) is already available to, or is or becomes available on a non-confidential basis to, the Person receiving such information or its Affiliates or Representatives from a source (other than a Party to this Agreement or its Affiliates or Representatives) who is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation.

“Confidentiality Agreement” has the meaning given to such term in the Merger Agreement.

“Contract” has the meaning given to such term in the Merger Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” means the day on which the Distribution is effected.

“Force Majeure Event” shall have the meaning set forth in Section 9.03.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Group” means the RemainCo Group or the SpinCo Group, as applicable.

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“Indemnified Party” means a SpinCo Indemnified Party or a RemainCo Indemnified Party.

“Intellectual Property” has the meaning given to such term in the Merger Agreement.

“Law” has the meaning given to such term in the Merger Agreement.

“Local Implementing Agreement” shall have the meaning set forth in Section 3.03.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January [22], 2024. by and among Parent, Art Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and RemainCo.

“Nonparty Affiliates” shall have the meaning set forth in Section 10.14.

“Party” means RemainCo and SpinCo individually, and “Parties” means RemainCo and SpinCo collectively, and, in each case, their respective permitted successors and assigns.

“Person” has the meaning given to such term in the Merger Agreement.

“Recipient” means, with respect to a Service or Additional Service, RemainCo, its Affiliate, or other members of the RemainCo Group, as applicable, to whom such Service or Additional Service is being provided or is required to be provided under this Agreement.

“RemainCo” shall have the meaning set forth in the Preamble.

“RemainCo Entities” shall have the meaning set forth in the Recitals.

“RemainCo Group” means RemainCo, each Person that is a Subsidiary of RemainCo and each Person that becomes a Subsidiary of RemainCo following the date of this Agreement.

“RemainCo Indemnified Party” shall have the meaning set forth in Section 8.03.

“RemainCo Services Manager” shall have the meaning set forth in Section 2.04(a).

“Schedule(s)” means the schedules attached hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Service Employees” shall have the meaning set forth in Section 5.01(a).

“Service Employee End Date” shall have the meaning set forth in Section 5.04(b).

“Service Period” shall have the meaning set forth in Section 2.02.

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“Service Taxes” shall have the meaning set forth in Section 5.03(a).

“Services” shall have the meaning set forth in Section 2.01(a).

“Software” shall have the meaning set forth in the Merger Agreement.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Entities” means SpinCo and any of its Subsidiaries.

“SpinCo Group” has the meaning given to such term in the Merger Agreement.

“SpinCo Indemnified Party” shall have the meaning set forth in Section 8.01(b).

“SpinCo Services Manager” shall have the meaning set forth in Section 2.04(b).

“Subsidiary” has the meaning given to such term in the Merger Agreement.

“Tax” has the meaning given to such term in the Merger Agreement.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Charges” means any and all costs, fees or expenses payable, directly by SpinCo with respect to a Service to any unaffiliated, third-party provider as a result of the early termination or reduction of the Service Period duration of such Service (without prejudice to RemainCo’s rights with respect to a Force Majeure Event).

“TSA Dispute” shall have the meaning set forth in Section 7.01(a).

Section 1.02.      Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.      Services.

(a)            Upon the terms and subject to the conditions of this Agreement, SpinCo shall provide, or shall cause to be provided, to the RemainCo Entities the services and access to systems as set forth, respectively, in Schedule A attached hereto (the “Services”).

(b)            All Services shall be for the sole use and benefit of the relevant Recipient.

Section 2.02.      Duration of Services. Upon the terms and subject to the conditions of this Agreement, SpinCo shall provide (or cause to be provided) to the relevant Recipient each Service until the earliest to occur of, with respect to each such Service, (a) the expiration of the period of duration for such Service as set forth in Schedule A (with respect to each Service, a “Service Period”); (b) the date on which such Service is terminated in accordance with ARTICLE IX; or (c) the date on which this Agreement is terminated in accordance with ARTICLE IX; and provided, that the relevant Recipient shall use its reasonable efforts in good faith to transition itself to a replacement service, system or facility with respect to each Service as soon as reasonably practicable prior to the end of the Service Period for each such Service.

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Section 2.03.      Additional Unspecified Services. If, after the date hereof, RemainCo identifies to SpinCo in writing a Service that any of the SpinCo Assets (as defined in the Separation Agreement), including any SpinCo personnel, provided or caused to be provided to or were used in the provision of the 101 Business during the twelve (12) month period prior to the Distribution Date that RemainCo reasonably and in good faith believes would be necessary or reasonably useful in order for the 101 Business to continue to operate in substantially the same manner in which the 101 Business operated in the twelve (12) month period prior to the Distribution Date, and such Service is not set forth on Schedule A, then, in each case, SpinCo shall provide (or cause to be provided) such requested Service (each such additional service, an “Additional Service”) to RemainCo in a manner consistent with the terms of this Agreement and at such cost and on such other terms as shall be mutually agreed by RemainCo and SpinCo (it being understood that if RemainCo and SpinCo fail to reach agreement on such terms, SpinCo will nonetheless remain obligated to provide the requested Service on the terms hereof using the cost methodology described in ARTICLE V) utilizing substantially similar methodology as used to determine the pricing and terms of the most similar Services provided hereunder. The Parties shall enter into a supplement to the Schedule which shall describe in reasonable detail the nature, scope, Service Period(s), Service Charges, termination provisions (including, if applicable, Termination Charges) and other terms applicable to such Additional Service in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Service set forth therein shall be deemed a “Service” provided under this Agreement, in each case subject to the terms and conditions of this Agreement and the relevant supplement. Notwithstanding the foregoing, (i) a Party shall have the right to request any Additional Services for the duration of the term of the Agreement, but (ii) in no event shall a Party provide, or cause to be provided, such Additional Services for a Service Period that extends beyond the latest date permitted under any applicable Law. Notwithstanding anything to the contrary in this Agreement but subject to each Party’s compliance with Section 3.01, SpinCo shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any applicable Law.

Section 2.04.      Transition Services Managers.

(a)            RemainCo hereby appoints and designates [●] to act as its initial services manager (the “RemainCo Services Manager”), who shall have authority to act on a Recipient’s behalf with respect to all matters relating to this Agreement. The RemainCo Services Manager shall work with the personnel of the RemainCo Entities to periodically address issues and matters raised by SpinCo relating to this Agreement. Notwithstanding the requirements of Section 10.06, all communications from SpinCo to any Recipient pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the RemainCo Services Manager, or such other individual as specified by the RemainCo Services Manager in writing and delivered to SpinCo by e-mail. RemainCo shall notify SpinCo in writing (email being sufficient) of the appointment of a different RemainCo Services Manager.

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(b)            SpinCo hereby appoints and designates [●] to act as its initial services manager (the “SpinCo Services Manager”), who shall be directly responsible for coordinating and managing the delivery of the Services provided by SpinCo and have authority to act on SpinCo’s behalf with respect to all matters relating to this Agreement. The SpinCo Services Manager shall work with the personnel of the SpinCo Entities to periodically address issues and matters raised by RemainCo relating to this Agreement. Notwithstanding the requirements of Section 10.06, all communications from any Recipient to SpinCo pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the SpinCo Services Manager, or such other individual as specified by the SpinCo Services Manager in writing and delivered to RemainCo by e-mail. SpinCo shall notify RemainCo in writing (email being sufficient) of the appointment of a different SpinCo Services Manager.

Section 2.05.      Limitations on Provision of Services. Notwithstanding anything to the contrary set forth in this Agreement, SpinCo shall not be required to provide or cause to be provided any Service for use in or for any business other than the 101 Business.

Section 2.06.      Availability of SpinCo Personnel. In addition to, and without prejudice to, SpinCo’s obligation to provide or cause to be provided the Services to the RemainCo Entities as further described in this ARTICLE II, for a period no longer than twenty-four (24) months after the Distribution Date or an aggregate of no more than one hundred (100) full time hours of support (“SpinCo Personnel Availability Period”), SpinCo shall make the SpinCo Group’s personnel reasonably available to support the transfer set forth in Section 4.11 of the Separation Agreement, and SpinCo (including by and through such personnel) shall answer questions (in a reasonably timely manner during the SpinCo Personnel Availability Period) from the RemainCo Entities and their Affiliates, including but not limited to, as may relate to the Transferred Know-How (as defined in the Separation Agreement) and the Services provided under this Agreement; provided that, except as set forth in Section 5.04(b), the foregoing shall not create any obligation on SpinCo Group or any of its Affiliates to retain or continue to employ any personnel. The SpinCo Group shall provide the RemainCo Entities and their Affiliates with the foregoing support for up to an aggregate of ten (10) full-time equivalent hours per week, which shall be at no cost to RemainCo. For any additional hours of support reasonably requested by RemainCo in excess of such ten (10) full-time hours for a given week, RemainCo shall reimburse SpinCo for the reasonable and documented hourly salary of the applicable SpinCo personnel per full-time equivalent hour plus a ten percent (10%) premium. The SpinCo Services Manager shall appoint a single individual as its technology transfer lead who shall act as SpinCo’s lead for the timely and complete performance of all activities set forth in this Section 2.06 and Section 4.12 of the Separation Agreement.

ARTICLE III
THIRD-PARTY CONSENTS AND LICENSES; INTELLECTUAL PROPERTY; LOCAL IMPLEMENTING AGREEMENTS

Section 3.01.      Third-Party Consents and Licenses.

(a)            With respect to any Software license or access to Software-based services that are provided under, or as part of, a Service, the relevant Recipient shall comply with the terms and conditions of the vendor/licensor applicable to such Software license or Software-based Service, provided that such terms and conditions shall have been made available to the relevant Recipient prior to the beginning of the Service Period for such Service.

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(b)            Except for those items listed on Schedule A, SpinCo shall use commercially reasonable efforts to obtain all third-party consents, licenses (or other appropriate rights), sublicenses and approvals necessary for a SpinCo Entity to provide, or a RemainCo Entity to receive, Services (including, by way of example, not by way of limitation, rights to use, duplicate and distribute third-party Software necessary for the receipt of the Services) (“Required Consents”) and any additional or incremental fees or other costs of obtaining or seeking to obtain such Required Consents (collectively, “Consent Costs”) shall be: (i) to the extent such Consent Costs are reasonable and documented, reimbursed in full by RemainCo to SpinCo; and (ii) in all other cases, paid solely by SpinCo; provided, however, that SpinCo shall not be required to commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Authority or offer to grant any accommodation (financial or otherwise), other than ministerial acknowledgements, to any third-party to obtain any such Required Consent; and, provided, further, that SpinCo shall not be required to seek broader rights or more favorable terms for RemainCo than those applicable to SpinCo or the RemainCo Entity, as the case may be, prior to the date hereof or as may be applicable to SpinCo from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that SpinCo’s efforts shall be successful or that RemainCo shall be able to obtain such licenses or rights on acceptable terms or at all and, where SpinCo enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities, provided, however, that the Parties shall cooperate in good faith to find a reasonable alternative to such Services for which such Required Consent cannot be obtained, and SpinCo shall use good faith efforts to supplement, modify, substitute or otherwise alter the Services to provide such Services without such Required Consent in a manner that maintains, as much as possible, the full intended benefit of such Service to the RemainCo Entities and their Affiliates.

Section 3.02.      Intellectual Property.

(a)            As between the Parties, subject to the terms of the Separation Agreement and this Agreement, any Intellectual Property owned or licensed by one Party or any of its Affiliates that is provided to the other Party or any of such other Party’s Affiliates or third-party providers or third-party vendors pursuant to this Agreement shall remain the property of the Party providing such Intellectual Property or Services, or the Affiliate of such Party that provides the same.

(b)            Each Party, on behalf of itself and its Affiliates, hereby grants, and shall cause its permitted subcontractors to grant, to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable (except to third-parties solely to the extent required for the receipt or provision, as the case may be, of any Service), non-exclusive, non-transferable license, solely for the duration of any applicable Service, to use the Intellectual Property owned by or licensed to such Party or any of its Affiliates, solely to the extent necessary for, as the case may be, SpinCo to provide the Services and the relevant Recipient to receive and use the Services. Except as expressly identified in this Section 3.02, nothing contained in this Agreement shall be deemed to grant either Party or its Affiliates, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property owned by or licensed to the other Party (or any Affiliate or permitted subcontractor of the other Party).

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Section 3.03.      Local Implementing Agreements. The Parties each recognize and agree that there may be a need to document the Services provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (each a “Local Implementing Agreement”) for Services in such jurisdictions, countries or geographical regions as a Party may reasonably request from time to time. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Implementing Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Implementing Agreement in a manner that does not subject SpinCo to income taxes in a jurisdiction other than those jurisdictions under the Laws of which such SpinCo is organized or is, before the implementation of such Local Implementing Agreement, a tax resident.

ARTICLE IV
ACCESS

Section 4.01.      Access. As a condition to SpinCo’s obligations to provide the Services hereunder, the RemainCo Entities shall make available on a timely basis to the SpinCo Entities all information and materials reasonably requested by any such Person to enable the SpinCo Entities to provide the Services.

ARTICLE V
COSTS AND DISBURSEMENTS

Section 5.01.      Costs and Disbursements.

(a)            Except as otherwise provided in this Agreement or in the Schedules, RemainCo shall pay to SpinCo or its designee as specified in writing by the SpinCo Services Manager a monthly fee for the Services (or category of Services, as applicable), which monthly fee represents SpinCo’s reasonable and documented actual hourly salary of the applicable SpinCo personnel per full-time equivalent hour plus a ten percent (10%) premium (each fee constituting a “Service Charge” and, collectively, “Service Charges”). For the avoidance of doubt, in addition to any such Service Charges, RemainCo shall also reimburse SpinCo for any out-of-pocket costs reasonably incurred and documented by SpinCo in the provision of such Services at cost, and without such ten percent (10%) premium. During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase except as a result of (i) an increase in the scope or volume of such Services being provided to RemainCo (as compared to the amount of the Services underlying the determination of a Service Charge) that is (and to the extent) requested in writing by RemainCo, (ii) an increase in the rates or charges imposed by SpinCo’s service providers or any other third-party provider that is providing goods or services used in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) subject to the limitations set forth in Section 5.04(c), an increase in the ordinary course of payroll (e.g., base salary or wage rate, annual target cash bonus opportunity) or employee benefits (e.g., insurance premiums, vendor costs) for any employees used, or number of employees or contractors used, by SpinCo in providing the Services (“Service Employees”), and solely with respect to the ClinOps Employees, if at the end of the applicable Service Period, SpinCo reasonably determines in good faith that any such ClinOps Employee cannot be redeployed to a position within SpinCo and terminates such Service Employee’s employment as a result thereof, the severance costs payable by SpinCo up to the amounts and in accordance with the payment terms set forth on Schedule B, (in each such case including, for the avoidance of doubt, any employer payroll Taxes due in respect of any of the foregoing, in accordance with Section 5.03, but excluding any equity compensation, transaction or retention payments, defined benefit, non-qualified deferred compensation, post-retirement or retiree medical benefits), (iv) any increase in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided that are (and to the extent) requested in writing by RemainCo relating to newly installed products or equipment or any upgrades to existing products or equipment or (v) an increase in costs resulting from a reasonable change in the pricing methodology for a particular Service, provided that SpinCo is implementing the same change with respect to all of its businesses or divisions that utilize the Service. Upon reasonable determination by SpinCo that a basis for the increase of a Service Charge set forth in the immediately preceding sentence exists, SpinCo shall notify RemainCo in writing of the basis for such increase and the amount of such increase (with supporting documentation, subject to any obligations of confidentiality to which SpinCo is subject, it being agreed that SpinCo will use commercially reasonable efforts to obtain any waivers or consents necessary to disclose such Confidential Information to RemainCo, as long as RemainCo agrees to keep such information confidential on customary terms), and the appropriate Schedule shall be amended to reflect such increased Service Charge and such increased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder. For the avoidance of doubt, increases in Service Charges may result from more than one of the causes set forth in clauses (i) through (v) of the second sentence of this Section 5.01(a).

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(b)            During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall be decreased to the extent that there is an evidenced decrease after the date hereof in the costs actually incurred by SpinCo in providing such Services as a result of (i) a decrease in the scope or volume of such Services being provided to the relevant Recipient (as compared to the amount of the Services underlying the determination of a Service Charge) that is (and to the extent) requested (in writing) by RemainCo, (ii) a decrease in the rates or charges imposed by SpinCo’s service provider or other third-party provider that is providing goods or services used by SpinCo in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) a decrease in the payroll or benefits for any Service Employee (including, in the case of any ClinOps Employee, a decrease resulting from the forfeiture of any severance amount (or portion thereof) set forth on Schedule B in accordance with its terms), (iv) any decrease in costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided that are (and to the extent) requested in writing by RemainCo (including relating to newly installed products or equipment or any upgrades to existing products or equipment), or (v) a decrease in costs resulting from a reasonable change in the pricing methodology for a particular Service, provided that SpinCo is implementing the same change with respect to all of its businesses or divisions that utilize the Service; provided, that SpinCo shall reasonably notify RemainCo of any decrease in the amount of any Service Charge as set forth in the foregoing clauses (i) through (v), and the appropriate Schedule shall be amended to reflect such decreased Service Charge and such decreased Service Charge shall thereafter, from the beginning of the immediately following month, be deemed to be the Service Charge for the relevant Service hereunder.

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(c)            RemainCo, at its sole cost and expense, shall have the right, by reasonable prior notice given to SpinCo, to retain an independent third party to audit SpinCo’s and its Affiliates’ books and records to confirm the Service Charges levied by SpinCo for the Services or any other amount paid or payable by RemainCo to SpinCo hereunder (i) once within the first three (3) months of the term of the Agreement, and (ii) following such audit, no more often than once every six (6) months thereafter for the duration of the term of the Agreement. Upon written request by RemainCo, SpinCo shall, or shall cause its Affiliates to, within a reasonable period of time, provide, at the sole cost and expense of RemainCo, all assistance, records and access reasonably requested by RemainCo in responding to such audit, solely to the extent it relates to Service Charges for the Services provided hereunder provided, however, that (a) notwithstanding the foregoing, SpinCo shall not be required to provide RemainCo and its representatives such access to the extent it, in the SpinCo’s reasonable discretion, would reasonably be expected to waive any applicable privileges (including attorney client privilege), breach contractual confidentiality obligations or violate any applicable Law; provided, further, that SpinCo shall use its commercially reasonable efforts to provide such access in a manner that would not waive such privilege, breach such obligations or violate such Law, or would otherwise permit such access in a manner that would remove such objection, and (b) such access, inquiry or request shall not unreasonably interfere with the business or operations of SpinCo.

Section 5.02.      No Right to Set-Off. RemainCo shall pay the full amount of Service Charges, Termination Charges (to the extent applicable) and shall not set off, counterclaim or otherwise withhold any amount owed (or to become due and owing) to SpinCo under this Agreement on account of any obligation owed (or to become due and owing) by SpinCo or any of its Affiliates to RemainCo or any of its Affiliates that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 5.03.      Tax Matters.

(a)            Services Taxes. RemainCo shall bear any and all sales, use, excise, value added, indirect, goods and services and other similar taxes (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by RemainCo pursuant to this Agreement (such taxes, the “Service Taxes”). For the avoidance of doubt, this Section 5.03(a) shall not apply to, and RemainCo and SpinCo each shall pay and be responsible for, all Taxes based on their respective income, profits or assets, employment Taxes and all other Taxes not described in the previous sentence that are imposed on each of them or their respective Affiliates.

(b)            Withholding Tax or Other Similar Taxes. RemainCo (and its applicable Affiliates) shall have the right to withhold or deduct Taxes from any payments made under this Agreement as required by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority (including any Taxing Authority) on a timely basis in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid.

(c)            Minimization and Recovery of Taxes. SpinCo shall use commercially reasonable efforts to (i) minimize the amount of Service Taxes or amounts required to be withhold or deducted under applicable Law by RemainCo under Section 5.03(b) and (ii) claim any available refunds or credits of Service Taxes or amounts withheld under applicable Law by RemainCo. SpinCo shall promptly pay (or cause to be paid) to RemainCo any such amounts recovered by SpinCo or its Affiliates pursuant to the previous sentence.

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(d)            Cooperation. RemainCo and SpinCo shall use commercially reasonable efforts to cooperate to minimize the imposition of, and the amount of, any taxes described in Section 5.03 (including through the provision of any relevant forms or other documents). SpinCo shall keep RemainCo reasonably informed with respect to (i) the reporting of Services Taxes, (ii) any audit relating to Services Taxes, or (iii) any assessment, refund, claim or legal proceeding relating to Services Taxes, including, in each instance, providing RemainCo with such information and documentation as is reasonably neccesary. Without limiting the generality of the foregoing, upon entering into this Agreement, and at any time thereafter that RemainCo reasonably requests, SpinCo shall provide RemainCo an IRS Form W-9 or applicable IRS Form W-8, as applicable, or any similar form reasonably requested by RemainCo under any applicable Law, in order to avail themselves of any exemptions from and to minimize any applicable withholding taxes on any amounts otherwise payable pursuant to this Agreement.

Section 5.04.      Service Employees.

(a)            Except as provided in Section 5.04(b), SpinCo shall continuously employ each of the ClinOps Employees, with the same title and job duties as were in effect for such Service Employee on the day immediately preceding the Closing Date, from the Closing Date through the end of the applicable Service Period (or if earlier, the effective date of such ClinOps Employee’s voluntary resignation of employment). Except as provided in Section 5.04(c), SpinCo shall maintain for each ClinOps Employee the same base salary (or wage rate, as applicable) annual target cash bonus opportunity and employee benefits that were in effect for such ClinOps Employee on the day immediately preceding the Closing Date.

(b)            Notwithstanding anything to the contrary herein, SpinCo shall not, without Cause or RemainCo’s prior written consent, terminate the employment of any ClinOps Employee prior to the end of the applicable Service Period. SpinCo shall notify RemainCo in writing promptly, and in no event more than five (5) Business Days, after a ClinOps Employee gives notice of resignation, and shall, if reasonably practicable, notify RemainCo in writing five (5) Business Days prior to termination of a ClinOps Employee by SpinCo for Cause. Upon RemainCo’s written request that a Service Employee be removed from service, SpinCo shall, within one (1) Business Day, cause such Service Employee to cease providing any Services to RemainCo and, (i) as of the date thereof (the “Service Employee End Date”), such Service Employee shall cease to be a Service Employee, (ii) SpinCo shall be solely responsible for all compensation, benefits or other costs associated with such Service Employee that accrue or arise after the Service Employee End Date, and (iii) except for any severance to be provided to a ClinOps Employee in accordance with Schedule B, SpinCo shall cease to include the cost of compensation and benefits for such Services Employee in the calculation of the Service Charge, other than ordinary-course compensation and benefits accrued through such Service Employee’s Service Employee End Date.

(c)            SpinCo shall not, without RemainCo’s prior written consent, make any change to the compensation, benefits or other terms and conditions of employment of any of the ClinOps Employees prior to the end of the applicable Service Period, other than with respect to broad-based changes in employee benefits that are implemented by SpinCo in the ordinary course for its employees, generally, and that do not have a disproportionate impact on the ClinOps Employees.

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ARTICLE VI
STANDARD FOR SERVICE

Section 6.01.      Standard for Service. Except as otherwise provided in this Agreement or the Schedules, SpinCo agrees to provide, or cause to be provided, the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are, in all material respects, no less than the nature, quality, standard of care and service levels at which substantially the same services were performed by or on behalf of the SpinCo Assets (including personnel) as of twelve (12) months prior to the Distribution Date (or, if not so previously provided, then substantially the same nature, quality, standard of care and service levels as those applicable to similar services performed by or on behalf of the SpinCo Assets (including personnel) as of twelve (12) months prior to the Distribution Date); provided, however, that nothing in this Agreement shall require any SpinCo Entity to favor any RemainCo Entity’s operation of its business over any SpinCo Entity’s own business operation. Without limiting its obligations pursuant to this Section 6.01, SpinCo will not be obligated under this Agreement to (x) hire additional employees or, with the exception of the ClinOps Employees, retain specific employees or (y) purchase, lease, or license any additional Software, or additional equipment or other assets.

Section 6.02.      Third Parties. Subject to compliance with Section 3.01, in the event any Required Consent is required for SpinCo or its designees to provide any Services and such Required Consent is not obtained, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services, and SpinCo shall use good faith efforts to supplement, modify, substitute or otherwise alter the Services to provide such Services without such Required Consent. If the Parties are unable to identify such an alternative, SpinCo and its Affiliates shall not be obligated to provide any such Services or to obtain replacement services therefor. SpinCo shall not be obligated to provide any Services which, if provided, would violate any third-party Contract.

Section 6.03.      Maintenance. In the event that SpinCo’s facilities are temporarily shut down for reasons outside of SpinCo’s control, with respect to the Services dependent on the operation of such facilities or systems, SpinCo shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are so shut down in compliance with this Agreement, but shall use commercially reasonable efforts to minimize any period of shutdown. RemainCo shall be relieved of its obligation hereunder to pay Service Charges for any Services that cannot be provided by SpinCo for the duration of such shutdown.

Section 6.04.      Modifications. SpinCo may modify a Service (including, with respect to the cost (determined in accordance with Section 5.01), scope, timing and quality of such Service) (a) to the extent the same modification is made with respect to the entirety of SpinCo’s provision of such Service to any of its Affiliates and any other Person to whom SpinCo provides such Service; or (b) if provision of such Service is prohibited or restricted by applicable Law; provided, however, that, in such event, SpinCo shall use commercially reasonable efforts to limit the disruption to the business or operations of the relevant Recipient caused by such modification. SpinCo’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 6.04 and each Recipient shall use commercially reasonable efforts to comply with any such amendments. Subject to the terms in this Agreement, in providing its Services hereunder, SpinCo may use any information systems, hardware, Software, processes and procedures it deems necessary or desirable in its reasonable discretion, subject to Section 6.01.

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Section 6.05.      Disclaimer of Warranties. Except as expressly set forth in Section 6.01 and subject to the limitations in ARTICLE VIII, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis, that each Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and SpinCo makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SPINCO HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS, THE RESULTS TO BE OBTAINED FROM SUCH SERVICES OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE, AND EACH RECIPIENT, ON ITS BEHALF AND ON BEHALF OF ALL OF ITS AFFILIATES, HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND RECIPIENT SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY.

Section 6.06.      Compliance with Laws and Regulations. Each Party shall be responsible for its and its Affiliates’ own compliance with any and all Laws applicable to its and their performance under this Agreement. No Party or its Affiliates shall take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party or its Affiliates, as the case may be. SpinCo shall not be obligated to provide any Service which, if provided, would violate any applicable Law.

Section 6.07.      No Professional Services. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither SpinCo or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any legal, regulatory, compliance, financial, payroll and benefits, accounting, treasury or tax advice or IT consulting services to RemainCo or any of its Affiliates, or any of their respective Representatives, pursuant to this Agreement or any Schedule hereto, whether as part of or in connection with the Services provided hereunder or otherwise, except as set forth on Schedule A.

Section 6.08.      No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, except to the extent required by applicable Law or to the extent it is expressly stated in a Schedule that a filing obligation exists, neither SpinCo or any of its Affiliates, nor any of its or their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any Taxing Authority) or other Person on behalf of RemainCo or any of its Affiliates, or any of its or their respective Representatives.

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ARTICLE VII
DISPUTE RESOLUTION

Section 7.01.      Dispute Resolution.

(a)            In the event of any dispute, controversy, claim or action arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including indemnification claims and claims seeking redress or asserting rights under any Law, whether in contract, tort, common law, statutory law, equity or otherwise, including any question regarding the negotiation, execution or performance of this Agreement (each, a “TSA Dispute”), RemainCo and SpinCo agree that the RemainCo Services Manager and the SpinCo Services Manager (or such other people as RemainCo and SpinCo may designate) shall negotiate in good faith in an attempt to resolve such TSA Dispute promptly and amicably. If such TSA Dispute has not been resolved to the mutual satisfaction of RemainCo and SpinCo within thirty (30) days after the initial notice of the TSA Dispute (or such longer period as the Parties may agree in writing), then, the General Counsel of SpinCo or his or her designee, on behalf of SpinCo, and an authorized representative of RemainCo shall negotiate in good faith in an attempt to resolve such TSA Dispute amicably for an additional twenty (20) days (or such longer period as the Parties may agree in writing). If, at the end of such time, such Persons are unable to resolve such TSA Dispute amicably, then such TSA Dispute shall be resolved in accordance with the dispute resolution process set forth in Section 8.11 of the Separation Agreement; provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)            In any TSA Dispute regarding the amount of a Service Charge or Termination Charge, if after such TSA Dispute is finally adjudicated pursuant to the dispute resolution or judicial process set forth in Section 7.01(a), it is determined that the Service Charge or Termination Charge that SpinCo has invoiced RemainCo, and that RemainCo has paid to SpinCo, is greater or less than the amount that the applicable charge should have been, then (i) if it is determined that RemainCo has overpaid the Service Charge or Termination Charge, SpinCo shall, within five (5) Business Days after such determination, reimburse RemainCo an amount of cash equal to such overpayment and (ii) if it is determined that RemainCo has underpaid the Service Charge or Termination Charge, RemainCo shall within five (5) Business Days after such determination reimburse SpinCo an amount of cash equal to such underpayment.

ARTICLE VIII
LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01.      Limitation of Liability.

(a)            Notwithstanding any other provision contained in this Agreement, SpinCo, its Affiliates or Representatives (each, a “SpinCo Indemnified Party”) shall not be liable under this Agreement for any consequential, special, incidental, indirect or punitive damages, any amount calculated based upon any multiple of earnings, book value or cash flow, or diminution in value, lost profits or similar items (including loss of revenue, business interruption, income or profits, diminution of value or loss of business reputation or opportunity or loss of customers, goodwill or use) regardless of whether such items are based in contract, breach of warranty, tort or negligence or any other theory, and regardless of whether SpinCo or any of its Affiliates has been advised of, knew or should have known of, anticipated or foreseen the possibility of such damages. The Parties acknowledge that the Services to be provided hereunder are subject to, and that the remedies under this Agreement are limited by, the applicable provisions of ARTICLE VI, including the limitations on representations and warranties with respect to the Services.

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(b)            The aggregate liability and indemnification obligations of SpinCo or any SpinCo Indemnified Party (in each case, in connection with the provision of Services by SpinCo and any SpinCo Indemnified Parties) and RemainCo or any RemainCo Indemnified Party (in each case, in connection with the receipt of Services by RemainCo and any RemainCo Indemnified Parties), as applicable, with respect to this Agreement, the Services or the transactions contemplated by this Agreement shall not exceed, in the aggregate in the applicable calendar year, the aggregate amount of Service Charges actually paid hereunder to or by such Party during such calendar year.

Section 8.02.      RemainCo Indemnification Obligation. Subject to the limitation set forth in Section 8.01(b), each Recipient shall indemnify, defend and hold harmless each SpinCo Indemnified Party from and against any and all losses, and shall reimburse each SpinCo Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any SpinCo Indemnified Party is a Party, to the extent caused by, resulting from or in connection with RemainCo’s gross negligence or willful misconduct in using any of the Services rendered or to be rendered by or on behalf of SpinCo pursuant to this Agreement or material breach of this Agreement.

Section 8.03.      SpinCo Indemnification Obligation. Subject to the limitations set forth in Section 8.01, SpinCo shall indemnify, defend and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “RemainCo Indemnified Party”) from and against any and all losses, and shall reimburse each RemainCo Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any RemainCo Indemnified Party is a Party, to the extent caused by, resulting from or arising out of or in connection with SpinCo’s gross negligence or willful misconduct in providing any of the Services rendered or to be rendered by or on behalf of SpinCo pursuant to this Agreement or any material breach of this Agreement.

Section 8.04.      Indemnification Procedure. The provisions set forth in Article V of the Separation Agreement shall apply mutatis mutandis to the indemnification provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

Section 8.05.      Liability for Payment Obligations. Nothing in this ARTICLE VIII shall be deemed to eliminate or limit, in any respect, RemainCo’s or SpinCo’s express obligation in this Agreement to pay Termination Charges (to the extent applicable) or Service Charges for Services rendered in accordance with this Agreement.

Section 8.06.      Exclusion of Other Remedies. The indemnification expressly provided in this ARTICLE VIII shall be the sole and exclusive monetary remedies of the SpinCo Indemnified Parties and the RemainCo Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by Parties in connection with the transactions contemplated by this Agreement.

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Section 8.07.      Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE IX
TERM AND TERMINATION; EXTENSION OF SERVICE PERIOD

Section 9.01.      Term and Termination.

(a)            This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which SpinCo is obligated to provide any Service to a Recipient (including for the purposes of this sub-section, the services described in Section 2.06) in accordance with the terms hereof; and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b)            Without prejudice to any Recipient’s rights with respect to a Force Majeure Event, RemainCo may terminate this Agreement with respect to any Service, in whole (by Service line item) but not in part: (i) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to SpinCo of such termination (or such greater or smaller number of days as is provided in the Schedules) (it being understood that an early termination may result in Termination Charges being payable by RemainCo under this Agreement), or (ii) if SpinCo has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist fifteen (15) days after receipt by SpinCo of written notice of such failure from RemainCo.

(c)            SpinCo may terminate this Agreement with respect to one or more Services, in whole (by Service line item) but not in part, at any time if a Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall continue to exist for a period of thirty (30) days after receipt by RemainCo of a written notice of such failure from SpinCo.

(d)            Both Parties may terminate this Agreement with respect to one or more Services (i) immediately upon mutual written agreement or (ii) immediately upon written notice to the other Party in the event that such other Party: (1) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief Laws or similar Laws in any other jurisdiction; (2) makes a general assignment for the benefit of its creditors; or (3) ceases operations or is liquidated or dissolved.

(e)            Upon termination of this Agreement with respect to one or more Services, the relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than the last day of a Service Period, any periodic Service Charge associated with such Service shall be pro-rated appropriately.

16

(f)            RemainCo may from time-to-time request in writing a reduction or increase in part of the scope of any Service (it being understood that a reduction may result in Termination Charges being payable by RemainCo under this Agreement). If requested to do so by RemainCo, SpinCo agrees to discuss in good faith the potential reduction or increase in scope and any applicable reductions or increases to the Service Charges in light of all relevant factors including the costs and benefits to SpinCo of any such reductions or increases and (in the case of reductions in scope) any applicable Termination Charges. With respect to any Services that SpinCo has agreed to reduce or increase, the relevant Schedule shall be updated to reflect any such agreed upon reduction or increase in the Service in the level of service provided and the corresponding Service Charges shall be either reduced or increased, as applicable, to the extent the incremental cost to SpinCo of providing such Services is reduced or increased, as applicable, provided, and for clarity, any such increase in a Service Charge shall not be based on any increased incremental costs to SpinCo already embodied in a Termination Charge paid or payable by RemainCo hereunder. For the avoidance of doubt, SpinCo is not obligated to reduce or increase the scope of any Services or relevant Service Charges.

Section 9.02.      Effect of Termination of Services.

(a)            Upon termination (for any reason other than expiration of the Service Period duration) or reduction of any Service (in whole or in part) pursuant to this Agreement, (A) RemainCo shall bear all Termination Charges, to the extent applicable, other than Termination Charges identified on Schedule A as SpinCo obligations, provided, however, that SpinCo shall not be under any obligation to pay any Termination Charges with respect to any termination of any Service by SpinCo pursuant to Section 9.01(c) or Section 9.01(d)(ii) (and, for the avoidance of doubt, any such Termination Charges shall be borne by RemainCo); provided, further, that SpinCo shall bear all Termination Charges with respect to any termination of any Service by RemainCo pursuant to Section 9.01(b)(ii) or Section 9.01(d)(ii). All Termination Charges shall be invoiced and paid as provided in ARTICLE V.

(b)            Upon termination of any Service pursuant to this Agreement, SpinCo shall have no further obligation to provide the terminated Service, and RemainCo shall have no obligation to pay any future Service Charges relating to any such Service; provided that RemainCo shall remain obligated to SpinCo for the (i) Service Charges and other fees, costs and expenses (if any) owed and payable under the terms of this Agreement in respect of Services provided prior to the effective date of termination, including Service Charges that are billed in arrears, (ii) Termination Charges, only to the extent applicable, as invoiced by SpinCo to RemainCo; provided, that any such Termination Charges must be invoiced by SpinCo within thirty (30) days after the early termination of a Service. Upon termination of any Service pursuant to this Agreement, SpinCo shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to RemainCo), and, upon request of RemainCo, SpinCo shall provide RemainCo with documentation or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement, ARTICLE I, Section 6.05, ARTICLE VIII (including liability in respect of any indemnifiable losses under this Agreement arising or occurring on or prior to the date of termination), this ARTICLE IX, ARTICLE X, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges (to the extent applicable) shall continue to survive indefinitely.

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Section 9.03.      Force Majeure. Neither Party (nor any Person acting on its behalf) shall be liable to the other Party for any loss as a result of any delay or failure in the performance of any obligation hereunder which is due to fire, flood, war, acts of God, strikes, riots, pandemic (including delays or issues caused by the SARS-Cov-2 virus and COVID-19 disease, or measures taken by a Governmental Authority with respect thereto), Governmental Authority, or other causes beyond its reasonable control (a “Force Majeure Event”); provided that the Party so affected shall notify the other Party in writing promptly upon the onset of any Force Majeure Event, shall use commercially reasonable efforts to mitigate the effect of any Force Majeure Event to the extent reasonably practical, and notify the other Party in writing promptly upon the termination of any Force Majeure Event. In the event that SpinCo is unable to provide any Service due to a Force Majeure Event, RemainCo shall be relieved of its obligation to pay for any such Service to the extent not provided (including any Termination Charges payable by RemainCo pursuant to the terms of this Agreement); provided that a Force Majeure Event shall not relieve RemainCo from its payment obligations under this Agreement with respect to the Services actually performed hereunder.

Section 9.04.      Extension of Service Period. Upon sixty (60) days’ advance written notice prior to the expiration of the Service Period for any Service, RemainCo may request a service extension. Provided that RemainCo has been using good faith efforts to migrate off of or replace such Service prior to the end of the applicable Service Period, SpinCo shall use commercially reasonable efforts to accommodate any such extension. If such a request is made, the Parties shall discuss in good faith the requested scope, duration and other terms, including applicable Service Charge, of such proposed extension. In no event shall the term (meaning the initial term and extension period, including any extension periods previously permitted under this Agreement) of a particular Service exceed the maximum period permitted under any third-party agreement(s) that exist as of the date hereof and are necessary to provide or support such Service.

ARTICLE X
GENERAL PROVISIONS

Section 10.01.      Independent Contractors. Nothing contained herein is intended or shall be deemed to make any Party or its respective Affiliates the agent, employee, partner or joint venture of any other Party or its Affiliates or be deemed to provide such Party or its Affiliates with the power or authority to act on behalf of the other Party or its Affiliates or to bind the other Party or its Affiliates to any Contract, agreement or arrangement with any other individual or entity. SpinCo shall act as an independent contractor and not as the agent of any Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02.      Subcontractors. SpinCo may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) SpinCo shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to SpinCo; and (b) SpinCo shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for Services as set forth in ARTICLE VI hereof and the content of the Services provided to the relevant Recipient.

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Section 10.03.      Treatment of Confidential Information.

(a)            The Parties acknowledge that, by reason of their relationship and the provision and receipt of Services, each Party may have access to Confidential Information concerning the other Party’s business, products and services, including the 101 Business. For the avoidance of doubt, any Confidential Information with respect to the 101 Business shall be owned by RemainCo, regardless of whether the SpinCo Group discloses such Confidential Information to RemainCo in the course of its provision of Services under this Agreement. Each Party agrees that it shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, members, managers, partners, employees, agents and other personnel not to, use in any way, for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the disclosing Party, and in the case of any Confidential Information regarding the 101 Business, RemainCo, except for purposes of this Agreement; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; or (ii) in order to comply with applicable Law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by judicial, investigative or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled and shall exercise its reasonable best efforts (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information. In the event that a Party becomes legally required (based on advice of counsel) to disclose Confidential Information pursuant to stock exchange rules or securities Laws, the disclosing Party shall allow the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Confidential Information, prior to the disclosure thereof.

(b)            Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own Confidential Information of a like nature, which shall not be less than a reasonable standard of care.

(c)            Each Party shall inform its Representatives and Affiliates of the confidential nature of the information and direct them to abide by the terms hereof in advance of the disclosure of any such Confidential Information to them. Such disclosing Party shall be responsible for any breach of this Agreement by such Representatives or Affiliates, as if such Representatives or Affiliates were a party hereto.

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(d)            Each Party shall comply with this Agreement (including but not limited to this Section 10.03(d) and the Data Processing Addendum attached hereto as Schedule C) and all applicable Laws (including Privacy Laws (as defined in the Data Processing Addendum)) that are or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information (as defined in the Merger Agreement).

(e)            The provisions of the Data Processing Addendum attached hereto as Schedule C shall govern the processing of Personal Information in connection with the provision of Services under this Agreement.

(f)            Each Party shall use reasonable best efforts to ensure that at completion of specific Services or termination of this Agreement, all access to Confidential Information of the other Party that was provided for purposes of SpinCo providing such Services to any Recipient, including any access rights provided under Section 4.01 hereof, will be terminated, including cancellation of all user identifications and passwords related thereto, if any, and any Confidential Information of the other Party will be deleted or returned to such other Party.

Section 10.04.      Further Assurances. From time to time following the Distribution, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided, however, that nothing in this Section 10.04 shall require either Party or its Affiliates to pay money to, commence or participate in any action or proceeding with respect to, or offer or grant any accommodation (financial or otherwise) to, any third-party following the date hereof.

Section 10.05.      Rules of Construction. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 1.2 of the Separation Agreement.

Section 10.06.      Notices. Except with respect to routine communications by the SpinCo Services Manager under Section 2.04, all notices and other communications under this Agreement shall be made in accordance with Section 8.14 of the Separation Agreement.

Section 10.07.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 10.08.      Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign any or all of its rights, interests and obligations hereunder to a member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto, (ii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto, and (iii) a Party may assign this Agreement or any or all of its rights, interests and obligations hereunder in connection with a sale or disposition of any Assets or lines of business of such Party, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party” hereto; provided, that in the case of an assignment pursuant to the foregoing clause (ii) or this clause (iii), (A) the non-assigning Party shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any third party Contract by such Party or its Affiliates without the prior written consent of the non-assigning Party; provided, further, that in the case of each of the preceding clauses, no assignment permitted by this Section 10.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. Notwithstanding the foregoing, rights and obligations of RemainCo under this Agreement may be assigned as and to the extent provided in the Separation Agreement.

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Section 10.09.      No Third-Party Beneficiaries. Except as expressly set forth herein with respect to SpinCo Indemnified Parties and RemainCo Indemnified Parties pursuant to ARTICLE VIII, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.10.      Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the Separation Agreement, the Merger Agreement and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein, other than the Confidentiality Agreement, which will survive and remain in full force and effect . In the event of conflict or inconsistency between the provisions of this Agreement, on the one hand, and the provisions of any Local Transfer Agreement or Local Implementing Agreement (including any provision of a Local Transfer Agreement or Local Implementing Agreement providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement shall prevail and remain in full force and effect. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement or Local Implementing Agreement in accordance with the immediately preceding sentence.

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Section 10.11.      Amendment. Except as provided in Section 2.03, Section 5.01(a), Section 6.04, and Section 9.01, this Agreement (including all Exhibits and Schedules) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by an authorized representative of each Party. No consent from any Indemnified Party under ARTICLE VIII (in each case other than the Parties) shall be required to amend this Agreement. Nothing in this Agreement will constitute an amendment to any plan or program sponsored by RemainCo, and no RemainCo plan or program will be amended absent a separate written amendment that complies with the plan’s or program’s amendment procedures.

Section 10.12.      Waiver. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 10.13.      Governing Law. This Agreement, and any TSA Dispute, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. SpinCo shall cause the SpinCo Indemnified Parties, and RemainCo shall cause RemainCo Indemnified Parties, to comply with the foregoing and with Section 7.01 as though such Indemnified Parties were a Party to this Agreement.

Section 10.14.      Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 10.15.      Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

INHIBRX, INC.

By:
Name: [●]
Title: [●]

IBEX SPINCO, INC.

By:
Name: [●]
Title: [●]

[Signature Page to Transaction Services Agreement]

Exhibit B

AMENDED AND RESTATED BYLAWS
OF
IBEX SPINCO, INC.

1

ARTICLE I STOCKHOLDERS		1

1.1	Place of Meetings	1
1.2	Annual Meeting	1
1.3	Special Meetings	1
1.4	Notice of Meetings	1
1.5	Voting List	1
1.6	Quorum	2
1.7	Adjournments	2
1.8	Voting and Proxies	2
1.9	Action at Meeting	3
1.10	Nomination of Directors	3
1.11	Notice of Business at Annual Meetings	6
1.12	Conduct of Meetings	9
1.13	No Action by Consent in Lieu of a Meeting	10

ARTICLE II DIRECTORS		10

2.1	General Powers	10
2.2	Number, Election and Qualification	10
2.3	Chairman of the Board; Vice Chairman of the Board	10
2.4	Classes of Directors	10
2.5	Terms of Office	10
2.6	Quorum	11
2.7	Action at Meeting	11
2.8	Removal	11
2.9	Vacancies	11
2.10	Resignation	11
2.11	Regular Meetings	11
2.12	Special Meetings	11
2.13	Notice of Special Meetings	11
2.14	Meetings by Conference Communications Equipment	12
2.15	Action by Consent	12
2.16	Committees	12
2.17	Compensation of Directors	12

ARTICLE III OFFICERS		13

3.1	Titles	13
3.2	Election	13
3.3	Qualification	13
3.4	Tenure	13
3.5	Resignation and Removal	13
3.6	Vacancies	13
3.7	President; Chief Executive Officer	13
3.8	Vice Presidents	14
3.9	Secretary and Assistant Secretaries	14
3.10	Treasurer and Assistant Treasurers	14
3.11	Salaries	15
3.12	Delegation of Authority	15

ii

ARTICLE IV CAPITAL STOCK		15

4.1	Issuance of Stock	15
4.2	Stock Certificates; Uncertificated Shares	15
4.3	Transfers	16
4.4	Lost, Stolen or Destroyed Certificates	16
4.5	Record Date	16
4.6	Regulations	17

ARTICLE V GENERAL PROVISIONS		17

5.1	Fiscal Year	17
5.2	Corporate Seal	17
5.3	Waiver of Notice	17
5.4	Voting of Securities	17
5.5	Evidence of Authority	17
5.6	Certificate of Incorporation	18
5.7	Severability	18
5.8	Pronouns	18

ARTICLE VI AMENDMENTS		18

iii

ARTICLE I

STOCKHOLDERS

1.1            Place of Meetings. All meetings of stockholders shall be held at such place, or by means of remote communication, as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the corporation. For purposes of these Bylaws, “remote communication” shall include telephone, internet, webcast or any other voice or video communications.

1.2            Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3            Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4            Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5            Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to inspect the list of stockholders required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.

1.6            Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7            Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these By-laws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are (a) announced at the meeting at which adjournment is taken, (b) displayed, during the time scheduled for the original meeting by means of remote communication or (c) set forth in the notice of meeting for the original meeting given in accordance with Section 1.4 hereof and Section 222(a) of the General Corporation Law of the State of Delaware, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

1.8            Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

2

1.9            Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these By-laws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

1.10            Nomination of Directors.

(a)            Except for (1) any directors entitled to be elected by the holders of preferred stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board of Directors to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nomination for election to the Board of Directors at a meeting of stockholders may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b)            To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the corporation to be held in 2021 or (y) in the event that the date of the annual meeting in any other year is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board of Directors, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) the completed and signed written questionnaire, representation and agreement (the “Questionnaire”), and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). The information required by Items (A)(1)(5) and (B)(1)(5) of the prior sentence shall be supplemented promptly (but not later than 2 business days before the commencement of the applicable meeting) by the stockholder giving the notice to provide updated information as of the record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The stockholder shall also provide any other information reasonably requested from time to time by the corporation within 5 business days. A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

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The Secretary shall provide any stockholder the forms of the Questionnaire, upon written request therefor, which includes: (A) information, representations and agreements related to the background and qualification of such nominee and, if applicable, to and the background of any other person or entity making such nomination or on whose behalf the nomination is being made; (B)  information as necessary to permit the Board of Directors to determine if such nominee (1) is independent under, and satisfies the audit, compensation or other board committee independence requirements under, the applicable rules and listing standards of the principal national securities exchanges upon which the stock of the corporation is listed or traded, any applicable rules of the Securities Exchange Commission or any other regulatory body with jurisdiction over the corporation, or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors and Board of Directors committee members, (2) is not or has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended from time to time, or (3) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past 10 years ((1) through (3) collectively, the “Nominee Standards”); (C) a written representation and agreement that such person (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a director on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a director under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation, (3) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the corporation that are applicable to directors and (4) currently intends to serve as a director for the full term for which he or she is standing for election; (D) such person’s written consent to being named as a nominee for election as a director and to serving as a director if elected; and (E) supplemental information promptly (and in any event within 5 business days) if any of the information provided to the corporation under the Questionnaire ceases to be accurate or complete in any material respect.

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For the purposes of this Section 1.10, “affiliate” shall have the meaning ascribed thereto in the rules and regulations promulgated under the Exchange Act. For the purposes of this Section 1.10, the term “associate” means, with respect to any stockholder, (a) any other beneficial owner of stock of the corporation that are owned by such person and (b) any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person or such beneficial owner. For purposes of this definition, the terms “controls,” “controlled by” and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(c)            The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)            Except as otherwise required by law, nothing in this Section 1.10 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.

(e)            Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the corporation. For purposes of this Section 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)            For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

1.11            Notice of Business at Annual Meetings.

(a)            At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

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(b)            To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (1) in the case of the annual meeting of stockholders of the corporation to be held in 2021 or (2) in the event that the date of the annual meeting in any other year is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-laws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest of such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, (6) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (8) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). The information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented promptly (but not later than 2 business days before the commencement of the applicable meeting) by the stockholder giving the notice to provide updated information as of the record date.

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Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.11; provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.11. A stockholder shall not have complied with this Section 1.11(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

(c)            The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.11 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.11), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)            Except as otherwise required by law, nothing in this Section 1.11 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

(e)            Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the corporation.

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(f)            For purposes of this Section 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

1.12            Conduct of Meetings.

(a)            Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)            The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)            The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)            In advance of any meeting of stockholders, the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

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1.13            No Action by Consent in Lieu of a Meeting. Stockholders of the corporation may not take any action by written consent in lieu of a meeting.

ARTICLE II

DIRECTORS

2.1            General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2            Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3            Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these By-laws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4            Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The allocation of directors among classes shall be determined by resolution of the Board of Directors.

2.5            Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the corporation’s first annual meeting of stockholders held after the effectiveness of these Amended and Restated By-laws; each director initially assigned to Class II shall serve for a term expiring at the corporation’s second annual meeting of stockholders held after the effectiveness of these Amended and Restated By-laws; and each director initially assigned to Class III shall serve for a term expiring at the corporation’s third annual meeting of stockholders held after the effectiveness of these Amended and Restated By-laws; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

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2.6            Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board of Directors pursuant to Section 2.2 of these By-laws shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.7            Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.8            Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the corporation may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

2.9            Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor or until such director’s earlier death, resignation or removal.

2.10            Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.11            Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.12            Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13            Notice of Special Meetings. Notice of the date, place and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

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2.14            Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15            Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.16            Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation as the Board of Directors shall determine with such lawfully delegable powers and duties as the Board of Directors thereby confers. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-laws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.17            Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

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ARTICLE III

OFFICERS

3.1            Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2            Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3            Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4            Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5            Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6            Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7            President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of the chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

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3.8            Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9            Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10            Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these By-laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

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The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11            Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12            Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1            Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2            Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3            Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these By-laws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By- laws.

4.4            Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5            Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

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If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6            Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1            Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2            Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3            Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these By-laws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4            Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation.

5.5            Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

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5.6            Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and/or restated and in effect from time to time.

5.7            Severability. Any determination that any provision of these By-laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-laws.

5.8            Pronouns. All pronouns used in these By-laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

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